Exhibit 10.8

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION VERSION

CONFIDENTIAL

DRUG LICENSE AND DEVELOPMENT AGREEMENT

by and between

LANTERN PHARMA, INC.

and

ONCOLOGY VENTURE, APS

EXECUTION VERSION

CONFIDENTIAL

DRUG LICENSE AND DEVELOPMENT AGREEMENT

This Drug License And Development Agreement (the “Agreement”) is entered into and effective as of May 23, 2015 (the “Effective Date”) by and between Oncology Venture Aps, (Company Registration no. 34 62 35 62) a Danish corporation having its principal offices at Venlighedesvej 1, 2970 Hørsholm, Denmark (“OV”), and Lantern Pharma, Inc, (Company Registration no. __________________________) a Texas corporation having its principal place of business at 211 N Ervay Street, Suite 404, Dallas, TX 75201 U.S.A. (“LP”). LP and OV are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

LP owns certain intellectual property rights in and to the cancer drug Irofulven (CAS No. 158440-71-2), an alkylating DNA damage repair inhibitor, which rights include the LP Data Package (as defined herein).

OV controls certain intellectual property rights in and to a DRP Biomarker (as defined herein) specific for Irofulven, which is useful for selecting likely responder patients for the drug.

OV and LP jointly desire to establish a partnership for the renewed development and clinical advancement of Irofulven for the treatment of cancers, by employing the DRP Biomarker to select likely responder patients.

LP desires to grant, and OV desires to accept, an exclusive license to develop, clinically advance and commercialize Irofulven for cancers, worldwide.

OV and LP have previously entered into a non-binding Term Sheet, dated February 3, 2015, setting forth the major terms of the proposed license and development agreement contemplated herein.

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this ARTICLE 1.

1.1 “Additional Secondary Indication” has the meaning set forth in Section 4.11.

1.2 “AFC” means AF Chemicals, LLC, a Californian limited liability company having its principal office at 5545 Coral Reef, La Jolla, CA 92037, the United States of America.

Oncology Venture-Lantern Pharma Irofulven License.

1.3 “Affiliate” means, with respect to a particular Person, any person, firm, trust, corporation, company, partnership, or other entity or combination thereof that directly or indirectly controls, is controlled by or is under common control with such Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means (a) ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interest, of the voting and equity rights of such person, firm, trust, corporation, company, partnership or other entity or combination thereof, or (b) the power to direct the management of such person, firm, trust, corporation, company, partnership, or other entity or combination thereof.

1.4 “Alliance Manager” has the meaning set forth in Section 3.1.

1.5 “ANDA” means an Abbreviated New Drug Application, as described in Section 505(j) of the FD&C Act, or any similar procedure in any country in the Territory.

1.6 “Applicable Law” means any and all statutes, ordinances, regulations or rules of any kind whatsoever and any and all requirements under permits, orders, decrees, judgments or directives and requirements of applicable Governmental Authorities, in each case pertaining to any of the activities contemplated by this Agreement, including any regulations promulgated by any Regulatory Authority in the Territory, all as amended from time to time.

1.7 “Biomarker Agreement” has the meaning set forth in Section 4.1(a).

1.8 “Business Day” means each day of the week excluding Saturday, Sunday or a day on which banking institutions in New York, USA or Copenhagen, Denmark are closed.

1.9 “Cambridge Office Overhead” means the documented costs of leasing office space for LP in Cambridge, MA U.S.A. together with the salary and benefits paid to one full-time LP employee based in Cambridge, MA (currently Dr. [***], Ph.D), and any documented, reasonably necessary incidental costs such as travel, lodging, telephone and computer equipment, and the like, which are incurred prior to or during the Term of this Agreement and associated with preparation for and conduct of the Phase 2 Clinical Trial and/or conduct of the Clinical Development Plan.

1.10 “Clinical Development Plan” has the meaning set forth in Section 4.2(b).

1.11 “Clinical Supply Agreement” has the meaning set forth in Section 5.7(b).

1.12 “Commercialization” or “Commercialize” means engaging in any and all activities directed towards the manufacturing (including having manufactured), marketing, promoting, distributing, offering for sale, selling, registering, importing, exporting, using for commercial purposes and/or exploiting of Compound and/or Product(s).

1.13 “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, the reasonable and good faith efforts normally used by a company in the pharmaceutical industry for a product (regardless of whether the product is owned by the company or the company has obtained rights to such product), which is of similar market potential at a similar stage in its development or product life, which level of effort is at least commensurate with the level of effort that a Party would devote to its own internally discovered compounds or products that are of most closely comparable market potential at a most closely comparable stage in their development or product life, taking into account regulatory requirements of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, and the cost of scaling up a manufacturing process (including facility costs) and the market potential of the applicable product.

Oncology Venture-Lantern Pharma Irofulven License.

1.14 “Common Stock” has the meaning set forth in Section 6.9.

1.15 “Compound” means Irofulven and/or any pharmaceutically-active formulations of Irofulven.

1.16 “Confidential Information” means, with respect to a Party, all proprietary Information of such Party that is disclosed to or accessed by the other Party under this Agreement.

1.17 “Covering” means, with respect to Patent(s), that, but for a license granted to a licensee, its Affiliates or sublicensees under a Valid Claim included in the licensed Patent(s), the Development, use or Commercialization by the licensee of the subject matter at issue would infringe such Valid Claim.

1.18 “Development” means all activities worldwide that relate to obtaining, maintaining or expanding Regulatory Approval of Product. This includes, but is not limited to, (a) research, preclinical testing, toxicology, chemical process, formulation, manufacturing and clinical studies or trials of Product; (b) preparation, submission, review, and development of data or information for the purpose of submission to a Governmental Authority to obtain, maintain and/or expand Regulatory Approval of Product; and (c) post-Regulatory Approval product support for Product (including laboratory and clinical efforts directed toward the further understanding of the safety and efficacy of Product). “Develop” and “Developed” have correlative meanings.

1.19 “Development Costs” means all direct and indirect expenditures actually incurred by OV in connection with the Development of a Product for Primary Indication (or Secondary Indication) in the Field in accordance with the Clinical Development Plan, including Cambridge Office Overhead and Regulatory Costs, to the extent such direct expenditures are directly related to the Development Program and such indirect expenditures are allocated based upon the proportion of such expenditures directly attributable to the support of the applicable activity, including expenditures for full time employees (FTEs), part time employees (PTEs) and the following expenditures to the extent such items are customary under industry practices: (a) expenditures for Development activities incurred by a Party or paid by such Party to subcontractors or other Third Parties; (b) FTEs and PTEs engaged in planning publications related to Development activities; (c) expenditures for safety and pharmacovigilance activities; and (d) other expenditures mutually agreed to by the Parties during the Term in connection with the Development of any Product.

Oncology Venture-Lantern Pharma Irofulven License.

The following expenditures shall not be considered Development Costs: (i) any direct or indirect expenses incurred by LP (or its employees, agents, Affiliates, or consultants) relating to conduct of the Program, specifically excepting Cambridge Office Overhead; (ii) amortization and depreciation expenses; (iii) deductions, credits, interest expenses including taxes and extraordinary or nonrecurring losses customarily deducted by a Party in calculating and reporting consolidated net income; (iv) manufacturing facility capital costs, capital expenditures, including purchases of facilities, property or equipment (unless such equipment is exclusively used in the Development Program); and (v) property taxes and any other taxes not related to Development of Products in the Field.

1.20 “DRP Biomarker” means a proprietary, gene-based predictive biomarker signature specific for Irofulven and useful for identifying likely responder patients for the drug, which has been or will be developed and owned by MPI and is exclusively licensed to OV for the Field. Such biomarker is or may be covered by one or more existing or future Patent Rights owned by MPI.

1.21 “EMEA” has the meaning set forth in Section 4.1.

1.22 “Excluded Rights” means all rights under the LP Technology, Joint Patents, and Joint Inventions, to (i) research, develop, make, have made, use, distribute, import, offer for sale and sell Irofulven Analogues, and (ii) access, possess, and utilize LP Data Package for the purpose of exercising rights in the Irofulven Analogues.

1.23 “Existing Confidentiality Agreement” means the in-force confidentiality agreement between the Parties dated September 23, 2014.

1.24 “EU” means the European Union.

1.25 “FDA” means the United States Food and Drug Administration or its successor.

1.26 “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act.

1.27 “Field” means all therapeutic uses of Compound, alone or in combination with any other active pharmaceutical ingredient(s) or therapeutically or prophylactically active ingredient(s), for the treatment and/or prevention of any kind of disease, including but not limited to prostate cancer (including Primary Indication).

1.28 “Filing” means with regard to a particular application for Regulatory Approval the submission of such application to the applicable Regulatory Authority and the initial acceptance by such Regulatory Authority of such application of being facially complete for review (e.g. a confirmatory letter stating that the documents are complete and sufficient for the assessment of the application).

1.29 “First Commercial Sale” means, with respect to a Product, the first sale for use or consumption by any person of such Product in a country after Regulatory Approval has been granted by the governing Regulatory Authority of such country, provided that sale of Product for clinical or other research or compassionate use shall not constitute a First Commercial Sale.

1.30 “Force Majeure” has the meaning set forth in Section 13.2.

Oncology Venture-Lantern Pharma Irofulven License.

1.31 “GAAP” means Generally Accepted Accounting Principles.

1.32 “Generic Competition” means, with respect to Product in a given country in the Territory in a given calendar month, if, during such month, one or more Generic Products shall be commercially available in such country and Net Sales of such Generic Product(s) sold account for fifteen percent (15%) or more of all Net Sales of the Product sold by OV, its Affiliates or sublicensees in such country based on monthly data provided by IMS Health, or if such data is not available, such other reliable equivalent Third Party data source as reasonably determined by OV and agreed to by LP, which agreement not to be unreasonably withheld, delayed or conditioned.

1.33 “Generic Product” means, on a country-by-country basis, any pharmaceutical product sold by a Third Party which (a) contains a compound which is the same active pharmaceutical ingredient (or any salt, free acid, free base, clathrate, solvate, hydrate, hemihydrate, anhydride, ester, chelate, conformer, congener, crystal form, crystal habit, polymorph, amorphous solid, homolog, isomer, stereoisomer, enantiomer, racemate, prodrug, isotopic or radiolabeled equivalent, metabolite, conjugate, complex or mixture of any of the foregoing) as an approved Product of OV, its sublicensee and their respective Affiliates and (b) is approved under an ANDA or under 505(b)(2) of the FD&C Act or any similar abbreviated route of approval in any country in the Territory.

1.34 “Governmental Authority” means any multi-national, federal, state, county, local, municipal or other government authority or self-regulating organization of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), including the United States Securities and Exchange Commission, The NASDAQ Stock Market, Inc., NASDAQ OMX Group, Inc. NASDAQ OMX Nordic, NASDAQ OMX Copenhagen A/S (Copenhagen stock exchange), First North, and the Stockholm Stock Exchange.

1.35 “Improvements” means any and all improvements or enhancements to the LP Technology which are conceived, discovered, invented, developed, created, made or reduced to practice or tangible medium by or on behalf of LP and which is not Sole Inventions or Joint Inventions.

1.36 “IND” means an Investigational New Drug Application, as defined in the FD&C Act.

1.37 “Indemnification Claim Notice” has the meaning set forth in Section 9.4.

1.38 “Indemnified Party” has the meaning set forth in Section 9.4.

1.39 “Indemnifying Party” has the meaning set forth in Section 9.4.

1.40 “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, software, algorithms, marketing reports, expertise, stability, technology, data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.

Oncology Venture-Lantern Pharma Irofulven License.

1.41 “Initial Clinical Development Plan” has the meaning set forth in Section 4.2(a).

1.42 “IP Plan” has the meaning set forth in Section 4.4(d).

1.43 “Irofulven” means (i) Irofulven or 6-hydroxymethylacylfulvene (also known as HMAF or MGI-114 or IUPAC name, (6’R)-6’-hydroxy-3’-(hydroxymethyl)-2’,4’,6’-trimethylspiro[cyclopropane-1,5’-inden]-7’(6’H)-one or (5’R)-5’-hydroxy-1’-(hydroxymethyl)-2’,5’,7’-trimethylspiro[cyclopropane-1,6’-indene]-4’-one) (CAS No. 158440-71-2 and/or CAS 187277-46-9) (FDA UNII 6B799IH05A http://fdasis.nlm.nih.gov/srs/ProxyServlet?mergeData=true&objectHandle=DBMaint&APPLIC ATION_NAME=fdasrs&actionHandle=default&nextPage=jsp/srs/ResultScreen.jsp&TXTSUPE RLISTID=6B799IH05A), an alkylating DNA damage repair inhibitor, having molecular formula C15H18O3, and/or (ii) any salt, free acid, free base, clathrate, solvate, hydrate, hemihydrate, anhydride, ester, chelate, conformer, congener, crystal form, crystal habit, polymorph, amorphous solid, homolog, isomer, stereoisomer, enantiomer, racemate, prodrug, isotopic or radiolabeled equivalent, metabolite, conjugate, complex or mixture of any of the foregoing with respect to Irofulven that has the same mechanism of action as Irofulven. For clarity, Irofulven includes the active pharmaceutical ingredient known as Irofulven, together with any salt, free acid, free base, clathrate, solvate, hydrate, hemihydrate, anhydride, ester, chelate, conformer, congener, crystal form, crystal habit, polymorph, amorphous solid, homolog, isomer, stereoisomer, enantiomer, racemate, prodrug, isotopic or radiolabeled equivalent, metabolite, conjugate, complex or mixture thereof. For the purposes of this Agreement, Irofulven does not include Irofulven Analogues.

1.44 “Irofulven Analogues” means any analogues and/or derivatives of Irofulven owned and/or controlled by LP either prior to or during the Term of this Agreement, which analogues and/or derivatives have the same or similar mechanism-of-action as Irofuvlen but are characterized by substantially different and/or superior anti-tumor activity and/or safety/toxicity profile as compared to Irofulven (e.g. by IC50 and other standard cellular and animal testing models), including analogue LP-184, currently under development by LP.

1.45 “IST” has the meaning set forth in Section 4.2(a).

1.46 “Joint Inventions” has the meaning set forth in Section 7.1.

1.47 “Joint Patent” has the meaning set forth in Section 7.3(b).

1.48 “Joint Development Committee” or “JDC” means the joint development committee formed by the Parties as described in Section 3.2.

1.49 “Loss”/“Losses” has the meaning set forth in Section 9.1.

Oncology Venture-Lantern Pharma Irofulven License.

1.50 “LP Data Package” means all data, documentation, test results, and clinical and/or regulatory submissions, including Regulatory Materials, and correspondence (including all submissions, applications, and correspondence with/to the FDA, EMEA or other foreign governmental drug review and approval agency or entity), whether electronic or paper, relating to the pre-clinical and clinical research and development of Irofulven, the suitability of the drug for use in humans, and/or the manufacture or preparation of the Compound, which, as of the Effective Date and/or during the Term, is or becomes owned, controlled, in the possession of, or accessible to LP or its Affiliates and which is necessary or desirable for the conduct of the Program contemplated herein, including those referenced in Section 4.6 below.

1.51 “LP Indemnitees” has the meaning set forth in Section 9.2.

1.52 “LP Know-How” means all Information (excluding any LP Patents or Joint Inventions) that (a) is held or licensed as of the Effective Date by LP or its Affiliates and which relates to a Compound or Product or researching, Developing, using, or Commercializing Compound or Product(s) (including without limitation, all Product-related data) or (b) becomes held or licensed by LP or its Affiliates after the Effective Date and during the Term and which relates to a Compound or Product or researching, Developing, using or Commercializing Compound or Product(s) (including without limitation, all Compound-related and/or Product-related data).

1.53 “LP Patents” means (a) all Patent Rights that are held or licensed by LP as of the Effective Date or during the Term by LP or its Affiliates and that claim, disclose or cover a Compound or Product or the Development, use, or Commercialization of a Compound or Product. As of the Effective Date, the LP Patents include but is not limited to the Patent Rights set forth on Exhibit C.

1.54 “LP Share Price” shall have the meaning set forth in Section 6.9.

1.55 “LP Technology” means the LP Patents, LP Know-How, and LP Data Package and any Improvements to the foregoing, as well as any trademarks (whether registered or not) in respect of the Compound or Product(s).

1.56 “Milestone Deadline” shall mean the deadline for completing each of the milestones identified in Section 5.3(a)(i) and (ii) of this Agreement.

1.57 “MPI” means Medical Prognosis Institute, A/S, a corporation of Denmark headquartered at Venlighedsvej 1, 2970 Hørsholm, Denmark and having a U.S. office and subsidiary at 9977 N. 90th Street, Suite 175, Scottsdale, AZ 85258 U.S.A.

1.58 “NCI” means the National Cancer Institute of the U.S.

1.59 “NDA” means a New Drug Application or supplemental New Drug Application, as defined in the FD&C Act.

Oncology Venture-Lantern Pharma Irofulven License.

1.60 “Net Sales” means, for any period, the aggregate of the gross amounts invoiced or otherwise billed by OV or any Program Acquirer, their Affiliates and sublicensees (“Selling Party”) for arm’s length sales or other commercial disposition of a Product to a Third Party purchaser within the Territory, less the following to the extent specifically related to the Product and actually allowed, incurred or paid during such period (collectively, “Net Sales Deductions”):

(a) discounts, including cash, trade and quantity discounts, price reduction or incentive programs, retroactive price adjustments with respect to sales of such Product, charge-back payments, and rebates granted to managed health care organizations or to federal, state and local governments (or their respective agencies, purchasers and reimbursers) or to trade customers, including wholesalers and chain and pharmacy buying groups;

(b) credits or allowances taken upon rejections or returns of Products, including for recalls or damaged goods;

(c) freight, postage, shipping and insurance charges for delivery of such Product actually paid;

(d) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Product;

(e) bad debts relating to sales of Products that are actually written off by the Selling Party following commercially reasonable efforts to collect such bad debts (it being understood that “Net Sales” will include all amounts received for any bad debts at a subsequent date); and

(f) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of such Product, including value-added taxes, or other governmental charges otherwise measured by the billing amount, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the Selling Party;

provided that all of the foregoing deductions are incurred in the ordinary course and calculated in accordance with then-current generally accepted accounting principles in either the U.S. or the EU, consistently applied (“GAAP” or International Accounting Principles (“IAP”)) during the applicable calculation period throughout the Selling Party’s organization.

Notwithstanding the foregoing, in the event a Product is (i) sold in the form of a combination product containing one or more active pharmaceutical ingredients which are not Compounds or Products or (ii) sold under a bundled or capitated arrangement with one or more products which are not Compounds or Products or (iii) sold under an arrangement whereby the sale of the Product is only available with or conditioned upon the purchase of other products (a “Combination Product”), then Net Sales for such Combination Product shall be calculated, on a country-by-country basis, by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the average invoiced sales amount of the Product if sold separately by the Selling Party in finished form in such country, and B is the average invoiced sales amount of all other active pharmaceuticals ingredients or products in finished form in such country, less the Net Sales Deductions.

If, on a country-by-country basis, either the Product or the other active pharmaceutical ingredients or products of the Combination Product are not sold separately in finished form in such country, Net Sales of the Combination Product shall be determined by the Parties in good faith based on the relative fair market value for the Product and each active pharmaceutical ingredient or product in finished form, as applicable.

Oncology Venture-Lantern Pharma Irofulven License.

For sake of clarity and avoidance of doubt, the transfer of Product by a Selling Party or one of its Affiliates to another Affiliate of such Selling Party or to a sublicensee of such Selling Party for resale shall not be considered a sale; in such cases, Net Sales shall be determined based on the amount invoiced or otherwise billed by such Affiliate or sublicensee to an independent Third Party, less the Net Sales Deductions allowed under this Section. Notwithstanding the foregoing, sales of Product by OV to a bona fide Third Party distributor in an arm’s length transaction shall be considered a sale to a Third Party customer and Net Sales shall be determined based on all amounts invoiced or otherwise billed to, or other consideration paid by, the distributor, less the Net Sales Deductions allowed under this Section. Any Products used (but not sold for more than nominal consideration) for promotional, advertising or humanitarian purposes or used (but not sold for more than nominal consideration) for clinical or other research purposes shall not be considered in determining Net Sales hereunder.

1.61 “Net Sales Deductions” has the meaning set forth in Section 1.60.

1.62 “Opt-In Rights” has the meaning set forth in Section 4.12.

1.63 “OV Development Obligation” has the meaning set forth in Section 4.3.

1.64 “OV Indemnitees” has the meaning set forth in Section 9.1.

1.65 “OV/MPI Know-How” means all Information (excluding any OV/MPI Patents or Joint Inventions) that (a) is held or licensed as of the Effective Date by OV, MPI, or their Affiliates and which relates to DRP Biomarker and its use with a Compound or Product or (b) becomes held or licensed by OV, MPI, or their Affiliates after the Effective Date and during the Term and which relates to the DRP Biomarker and its use with a Compound or Product.

1.66 “OV/MPI Patents” means (a) all Patent Rights that are held or licensed as of the Effective Date or during the Term by OV, MPI, or their Affiliates and that claim, disclose or cover DRP Biomarker and/or the use of DRP Biomarker with a Compound or Product.

1.67 “OV/MPI Technology” means OV/MPI Patents and OV/MPI Know-How.

1.68 “OV Trademarks” has the meaning set forth in Section 7.7.

1.69 “Patent Rights” means any and all (i) patents, (ii) patent applications, including any provisional and non-provisional applications, substitutions, continuations, continuation-in-parts, divisionals, renewals, and all patents granted thereon, (iii) all patents-of-addition, reissues, re-examinations and extensions or restorations be existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, (iv) utility models, innovation patents, petty patents, patent of additions, inventor’s certificates, including any applications therefore, and (v) any other form of right equivalent substantially similar to any of the foregoing in any country or jurisdiction.

Oncology Venture-Lantern Pharma Irofulven License.

1.70 “Permitted Encumbrances” means (i) assessments and other governmental charges not yet due and payable; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business or other encumbrances that are a matter of public record; and (iii) all notices, orders, demands, proposals or requirements of any Governmental Authority which, in the case of each of (i) through (iii), individually are not material and which do not individually materially adverse affect the use of such property in the manner currently being utilized by the Products. The Permitted Encumbrances as of the Effective Date are listed on Exhibit E.

1.71 “Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other similar entity or Governmental Authority.

1.72 “Phase 2 Clinical Trial” means a targeted-enrollment, Phase 2 clinical trial of Irofulven for Primary Indication or Secondary Indication(s), which clinical trial employs the DRP Biomarker to identify and select Primary Indication or, where relevant, Secondary Indication patients likely to respond to Irofulven for the treatment of their disease.

1.73 “Phase 3 Clinical Trial” means a non-exploratory, registration-focused Phase 3 clinical trial of Irofulven for Primary Indication or Secondary Indication(s), which clinical trial employs the DRP Biomarker to identify and select Primary Indication or, where relevant, Secondary Indication patients likely to respond to Irofulven for the treatment of their disease.

1.74 “Primary Indication” means hormone-refractory metastatic prostate cancer (HRMPC), also known as metastatic castration-resistant prostate cancer (mCRPC).

1.75 “Product” means any and all pharmaceutical preparations in finished form that contain a Compound, alone or in combination with any other active pharmaceutical ingredient(s) or therapeutically or prophylactically active ingredient(s), in any formulation and any dosage strength suitable for administration to humans.

1.76 “Product Liability” means any product liability claims asserted or filed by Third Parties (without regard to their merit or lack thereof), seeking damages or equitable relief of any kind, relating to personal injury, wrongful death, medical expenses, an alleged need for medical monitoring, consumer fraud or other alleged economic losses, allegedly caused by any Product, and including claims by or on behalf of users of any Product (including spouses, family members and personal representatives of such users) relating to the use, sale, distribution or purchase of any Product sold by a Party or its distributors or sublicensees, or any Affiliate thereof, including, but not limited to claims by Third Party payers, such as insurance carriers and unions.

1.77 “Product-Related Inventions” shall have the meaning seat forth in Section 7.1.

1.78 “Program(s)” means the Development including Phase 2 Clinical Trial for Primary Indication and/or Secondary Indication(s) contemplated under this Agreement, including all rights in and to Compound and Products, including further development and commercialization rights, granted under this Agreement.

1.79 “Program Acquirer” means a Third Party who assumes control over the Program from OV, whether in whole or in part, in one or more jurisdictions within the Territory, and whether via license, sub-license, assignment, or purchase by and from OV, or otherwise by acquisition of OV.

Oncology Venture-Lantern Pharma Irofulven License.

1.80 “Program Acquirer Agreement” means an agreement entered into between OV and a Program Acquirer with regard to the Program Acquirer’s assumption of control over the Program from OV, whether in whole or in part, in one or more jurisdictions within the Territory.

1.81 “Publication” has the meaning set forth in Section 10.4.

1.82 “Registration Rights and Stockholder Agreement” means the Registration Rights and Stockholder Agreement to be executed between OV and LP relating to OV’s purchase of Common Stock of LP as provided in Section 6.9.

1.83 “Regulatory Approval” means all approvals authorizations, registrations, amendments and supplements thereto, granted by a Regulatory Authority and which are necessary for the Commercialization of a Product for one or more indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, but which shall exclude any pricing and reimbursement approvals. Regulatory Approval in the U.S. is in respect of Section 6.2 constituted by final regulatory approval by the FDA of a New Drug Application in accordance with the U.S. FD&C Act and Regulatory Approval in the EU is in respect of Section 6.2 constituted by final regulatory approval issued on the basis of a full and complete dossier in accordance with Directive 2001/83/EC of 6 November 2001 (as amended) on the Community code relating to medicinal products for human use.

1.84 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, governmental pricing or reimbursement approval of a Product in such country or regulatory jurisdiction, including the FDA and the United States Drug Enforcement Administration or its successor.

1.85 “Regulatory Costs” means all costs and expenses incurred in connection with preparing, submitting, amending and supplementing any applications for Regulatory Approvals for a Product in the Field, including meetings with any relevant Regulatory Authority.

1.86 “Regulatory Materials” means regulatory applications, submissions, notifications, registrations, Regulatory Approvals and/or other filings made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, use, Commercialize Compound or a Product in a particular country or regulatory jurisdiction and all internal contact reports of agency interactions. Regulatory Materials include INDs and NDAs.

1.87 “Replacement Secondary Indication” has the meaning set forth in Section 4.11.

1.88 “Royalty Expiration Date” has the meaning set forth in Section 6.3(e).

1.89 “Sales Year” means the twelve (12) month period commencing with the first full calendar month after First Commercial Sale, and each subsequent twelve (12) month period. The first Sales Year is referred to herein as “Sales Year 1,” the second Sales Year is referred to herein as “Sales Year 2,” and so on.

Oncology Venture-Lantern Pharma Irofulven License.

1.90 “Secondary Indication(s)” means any cancer(s) other than Primary Indication. Further, see Section 4.11.

1.91 “Sole Inventions” has the meaning set forth in Section 7.1.

1.92 “Statutory Exchange” has the meaning set forth in Section 6.9.

1.93 “Technical Failure” means, with respect to Irofulven, (i) the material failure of Irofulven to substantially meet any Phase 2 Clinical Trial (for Primary Indication or Secondary Indication(s)) endpoint, (ii) material safety or efficacy issues of Irofulven, or (iii) any other material failure of Irofulven to satisfy requirements necessary to obtain Regulatory Approval from FDA or EMEA for use in the Field.

1.94 “Term” has the meaning set forth in Section 11.1.

1.95 “Territory” means the entire world.

1.96 “Third Party” means any Person other than LP, OV or an Affiliate of either Party.

1.97 “TLDs” has the meaning set forth in Section 2.1(d).

1.98 “U.S.” means the United States of America.

1.99 “Valid Claim” means a claim of an issued and unexpired patent or pending patent application to the extent such claim has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; provided that, on a country-by-country basis, a patent application pending for more than five (5) years from the date of filing of such application as a utility, non-provisional application shall not be considered to have any Valid Claim for purposes of this Agreement from and after such five (5) year date unless and until a patent with respect to such application issues.

ARTICLE 2

GRANT OF RIGHTS

2.1 Rights to OV.

(a) License under LP Technology. Subject to the terms and conditions of this Agreement and for the Term, LP hereby grants to OV an exclusive, royalty-bearing license, with the right to sublicense (subject to Section 2.2) and assignment (subject to Section 13.5), under the LP Technology and LP’s rights and interest in the Product-Related Inventions, Joint Patents and Joint Inventions, in each case excluding the Excluded Rights, to (i) Develop, have Developed, use and Commercialize Compound and Products in the Territory in the Field, and (ii) access, possess, and utilize LP Data Package in the exercise of the rights granted in subsection (i) above (and as further provided in this Agreement). The Parties acknowledge and agree that the foregoing license grant shall be considered a sublicense with respect to any LP Technology that is licensed by LP from a Third Party.

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(b) LP shall within thirty (30) days after the Effective Date, disclose and transfer (electronically or physically where appropriate) to OV and, if requested by OV, its Affiliate and sublicensees, including any Third Party manufacturer, any LP Technology and LP Data Package that has not already been disclosed to OV and shall on a reasonably periodic (but not less than quarterly) basis during the Term disclose and transfer (electronically or physically where appropriate) to OV and, if requested by OV, its Affiliate and sublicensees, including any Third Party manufacturer, such LP Technology or parts thereof, including parts of the LP Data Package, which becomes held or licensed by LP after the before-mentioned disclosure. See further Section 5.7(c) with regard to disclosure and transfer for manufacturing purposes.

(c) For purposes of clarity, the Excluded Rights are expressly reserved to LP, the license granted by LP to OV in this ARTICLE 2 excludes Irofulven Analogues currently under development by LP or otherwise developed by LP during the Term hereof, and nothing herein shall be construed as limiting the ability of LP to develop and commercialized such Irofulven Analogues.

(d) Domain Names. As between the Parties, OV shall have the sole right to register country- and/or region-level domain names for the Territory (e.g.,  .us,  .ca,  .mx,  .eu) containing the name “Irofulven” or otherwise related to the Product in the Territory, and to enforce its rights in such country-level domain names anywhere in the world. OV shall further have the sole right to register the top-level domain names (e.g.,  .com,  .net.  and  .org) containing the name “Irofulven” or otherwise related to the Product, in consultation with LP (the “TLDs”). The Parties agree that the TLDs shall be used solely for the purpose of hosting “jump pages” from which users may link to country specific websites located at country-level domains registered in accordance with this Section 2.1(d). The TLDs and “jump pages” shall be hosted and operated by OV or its designated domain/server provider. The content for all “jump pages” residing at the TLDs (including any sub-pages) shall be discussed in good faith and mutually agreed to by the Parties and shall comply with the terms of this Agreement. Either Party shall have the right to initiate discussions at any time regarding the content of the “jump pages” by providing written notice to the other Party, and promptly thereafter each of the Parties shall appoint a representative to commence such discussions and develop such content. For avoidance of doubt, content on the “jump pages” shall be amended only upon mutual written agreement of the Parties, such agreement not to be unreasonably withheld, delayed or conditioned. Each Party shall promptly notify the other Party upon learning of a Third Party committing an act of cybersquatting, infringement or other misappropriation of a TLD. OV shall have the initial right (at its cost) to take all actions reasonably necessary to protect the TLDs from such cybersquatting, infringement or other misappropriation anywhere in the world, and in such case OV shall consult with LP on the strategy for such actions and considering in good faith LP’s comments regarding such actions, and LP shall provide all assistance reasonably requested by OV in any such action. If OV does not, within ninety (90) days of learning of the cybersquatting, infringement or other misappropriation of the TLDs by a Third Party, commence action to cause such Third Party to cease such unlawful activity, or sooner if OV declines in writing to commence such action, LP shall have the right, but not the obligation, to commence such action, at its cost, against such Third Party. In such a case, LP shall consult with OV on the strategy for such actions and consider in good faith OV’s comments regarding such actions, and OV shall provide all assistance reasonably requested by LP in any such action. LP shall exclusively license to OV any TLDs or country- and/or region-level domain names for the Territory containing the name “Irofulven” or otherwise related to the Product that LP has registered or owns/controls prior to the Effective Date.

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2.2 Sublicense Agreements. The licenses granted by LP to OV in Section 2.1 may be sublicensed by OV to any Affiliate or Third Party, provided that any sublicense to a Program Acquirer shall be subject to the provisions of Section 4.12(e) if applicable. See Section 5.3 in respect of OV’s obligations in connection with the negotiation of a Program Acquirer Agreement. Any sublicense under the licenses granted by LP to OV in Section 2.1 shall be consistent with the terms of this Agreement and shall include confidentiality and non-use obligations no less stringent than those set forth in ARTICLE 10.

2.3 Nothing in this Agreement shall be construed as restricting the right of (i) each Party to research, develop and commercialize one or more products with pharmaceutically-active ingredients having the same or similar mechanism of action as Irofulven (other than Compounds or Products) outside the Field; and/or (ii) the right of LP to research, develop and commercialize one or more Irofulven Analogues.

2.4 No Other Licenses. Neither Party grants to the other Party any rights, licenses or covenants in or to any intellectual property or technology, whether by implication, estoppel, or otherwise, other than the rights, licenses, and covenants that are expressly granted under this Agreement.

ARTICLE 3

GOVERNANCE

3.1 Alliance Manager. Each Party shall appoint one (1) employee representative who possesses a general understanding of clinical, regulatory, manufacturing, and marketing issues to act as its respective alliance manager for this relationship (“Alliance Manager”). The Alliance Managers will be responsible for the day-to-day interactions between the Parties related to the Program. LP’s initial designated Alliance Manager shall be Dr. [***], Ph.D., located at the Cambridge, MA office of LP. OV’s initial designated Alliance Manager shall be Dr. [***] [***], M.D., Ph.D., located at the Denmark office of OV. Each Party may replace its Alliance Manager with another employee of such Party subject to consent of the other Party, which consent shall not be unreasonably withheld.

3.2 Joint Development Committee. As of the Effective Date, LP and OV have formed a joint development committee (“JDC”) consisting of three (3) voting representatives – two (2) from OV and one (1) from LP - and two (2) non-voting representatives, which initial representatives are:

●	Dr. [***], M.D., Ph.D. (OV) – Chairman of the JDC.
●	Dr. [***], Ph.D. (LP).
●	Dr. [***], Ph.D. (MPI/OV).
●	Dr. [***], Ph.D. (LP) – non-voting member.
●	TBD – one (1) independent scientist to be mutually agreed by the Parties – within sixty (60) days of the Effective Date – and having extensive knowledge of prior oncology drug clinical development – non-voting member.

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Each Party may replace its JDC representatives with another competent employee of such Party at a time upon prior written notice to the other Party. A representative designated by OV shall serve as the chairperson of the JDC and shall be responsible for calling meetings of the JDC, establishing the agenda for each meeting and initiating the drafting of minutes of the meetings for approval and finalization by the JDC.

3.3 Meetings of the JDC. The JDC shall first meet within sixty (60) days after the Effective Date and on a bi-monthly basis thereafter, unless otherwise agreed by the Parties, in each case unless a particular meeting is waived by mutual consent. In addition, each Party shall have the right to call a meeting of the JDC on reasonable notice to the other Party. Subject to the foregoing, the JDC shall meet on such dates and at such times as agreed by the JDC and shall meet via teleconference or videoconference or, if agreed unanimously by the Parties. The location of the JDC meetings will be Copenhagen, Denmark once per year, and Boston, Massachusetts for any additional annual meetings, or as may be agreed by the Parties. Upon prior written notice to, and approval of, the JDC, each Party may permit visitors to attend meetings of the JDC, provided that any approved visitor shall be subject to confidentiality and non-use obligations no less stringent than the terms of ARTICLE 10. Each Party shall be responsible for its own expenses for participating in the JDC. Meetings of the JDC shall be effective only if all voting representatives are present or participating.

3.4 Responsibilities of the JDC. The JDC shall have the responsibility and authority to:

(a) discuss, plan, revise and implement the Clinical Development Plan, including manufacturing of Irofulven for the Phase 2 Clinical Trial;

(b) discuss, plan, and inform of any further Development of Products in all indications in the Field in the Territory, including manufacturing of Products in support of such activities;

(c) use Commercially Reasonable Efforts to align each Party’s strategy for the Development of the Products in the Territory;

(d) no less frequently than on a bi-annual basis, review, amend and approve any updates to the Clinical Development Plan, including the activities, budget and timeline for Development (see Section 4.2(b));

(e) review and approve proposed Publications in scientific journals, which will need to be approved unanimously by the JDC members, presentations at conferences, and/or press releases resulting from Development activities;

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(f) establish subcommittees pursuant to Section 3.8 on an as-needed basis, oversee the activities of all subcommittees so established, and address disputes or disagreements arising in all such subcommittees;

(g) perform such other functions as are referred to the JDC as per this Agreement or which the Parties may otherwise agree in writing;

(h) discuss, plan and inform of any opportunity to create new intellectual property in relation with Irofulven in the Field of Irofulven in combination with DRP Biomarker or any other intellectual property;

(i) discuss with regard to the jurisdictions within the Territory where it could be relevant to seek Regulatory Approval and commence Commercialization of the Product (for Primary Indication or Replacement Secondary Indication) as per this Agreement; and

(j) discuss, plan and inform of any contact or discussion taking place with potential Program Acquirer or any update thereof.

3.5 Areas Outside the JDC’s Authority; Other. The JDC shall not have any authority other than that expressly set forth in Section 3.4 and, specifically, shall have no authority to (a) amend or interpret this Agreement, or (b) determine whether or not a breach of this Agreement has occurred. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that OV shall be entitled to conduct the Development of the Product(s) in the Territory and to seek and secure Program Acquirer(s) for the Program, subject to the terms of this Agreement.

3.6 JDC Decisions. All decisions of the JDC shall be made by a simple majority vote of voting members, with the Chairman having the controlling vote and decision in the event of a deadlock; provided that if LP exercised its Opt-In Rights pursuant to Section 4.12, any such deadlock shall be resolved by the Parties as follows:

(a) Within ten (10) business days of such deadlock, officers of each Party shall confer in good faith to resolve the deadlock. If the deadlock is not resolved within such ten (10) business day period, within the following ten (10) business days, each Party shall appoint a board member to confer in good faith with the board member appointed by the other Party to resolve the deadlock.

(b) Any dispute subject to the foregoing that the board members are unable to resolve shall be resolved in accordance with Section 12.1 (excepting 12.1(a)).

3.7 The members of the JDC shall act in good faith to cooperate with one another and to reach agreement with respect to issues to be decided by the JDC. Action that may be taken at a meeting of the JDC also may be taken without a meeting if a written consent setting forth the action so taken is signed by all voting representatives of each Party. All decisions of the JDC shall be memorialized in writing (minutes). The Chairman may appoint a JDC Secretary for the sole, non-voting purpose of keeping the JDC minutes, such JDC Secretary being compensated by OV and not considered a Development Cost.

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3.8 Subcommittees. The JDC shall have the right, upon unanimous agreement of the voting representatives thereof (i.e. the principle of the chairman’s casting vote shall not apply) to establish subcommittees and to delegate certain of its powers and responsibilities thereto. Subcommittees established by the JDC shall operate under the same rules as the JDC, except that any disputes that cannot be resolved by a subcommittee in a reasonable time period shall be submitted to the JDC for resolution in accordance with Section 3.6.

ARTICLE 4

DEVELOPMENT; REGULATORY

4.1 Development by OV. Subject to the terms and conditions of this Agreement including Section 3.6, OV shall be solely responsible for the Development of Products in the Field for Regulatory Approval in the Territory, in accordance with the Clinical Development Plan, and in good scientific manner and in compliance with all applicable good laboratory practices, applicable cGMPs and/or other Applicable Laws. During the Term, neither Party shall on its own, via Affiliates, or with or for the benefit of any Third Party engage in any Development activity within the Field with respect to Compound or Products other than as set forth in this Agreement or otherwise agreed by the Parties (excluding Analogues). The Parties will cooperate and use Commercially Reasonable Efforts to implement a Phase 2 Clinical Trial program for the Product for the Primary Indication and/or, where deemed appropriate by OV, Secondary Indication(s) that is satisfactory to Regulatory Authorities worldwide and to prepare protocols and coordinate the conduct of such clinical trials in a manner intended to result in the OV filing for and obtaining Regulatory Approval as decided by the JDC from the FDA, the European Medicines Agency or its successor (“EMEA”) and other Regulatory Authorities within a reasonably proximate time frame.

(a) Subcontracting to MPI. As part of the Clinical Development Plan and Development of Products, OV shall retain and utilize MPI as a subcontractor to develop and advance the DRP Biomarker. Under the terms of such subcontracting relationship (the “Biomarker Agreement”), OV shall retain worldwide commercialization rights to the DRP Biomarker in the Field, including but not limited to use of the DRP Biomarker as an In Vitro Diagnostic (IVD) medical device and/or as a Laboratory Developed Test (LDT) diagnostic. A copy of the Biomarker Agreement shall be attached hereto as Exhibit B and made a part hereof by reference.

4.2 Clinical Development Plan.

(a) Initial Clinical Development Plan. Within ninety (90) days of the Effective Date, OV shall develop and document an initial comprehensive plan for a clinical development Program for conducting the Phase 2 Clinical Trial for the Primary Indication in accordance with the terms of this Agreement, with the long term goal of obtaining Regulatory Approval for the Product in the relevant jurisdictions of the Territory as decided by the JDC (the “Initial Clinical Development Plan”). The Initial Clinical Development Plan, which shall include a budget and timeline for activities, shall be attached hereto as Exhibit A and is incorporated herein and made a part hereof by reference. OV shall introduce the Initial Clinical Development Plan at the first meeting of the JDC following the above ninety (90) day period. Any existing or future studies conducted with the National Cancer Institute (“NCI”) or any investigator-sponsored trials (“ISTs”) shall be part of the Clinical Development Plan.

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(b) Clinical Development Plan. Periodically throughout the Term as needed and in no event less frequently than bi-annually, the JDC shall review, amend and update in writing the Initial Clinical Development Plan for the conduct of Development activities in the Territory, and a budget and timeline for such activities, with respect to Products in the Field in a manner consistent with the overall goals of the collaborative project contemplated under this Agreement (each such updated plan, along with the Initial Clinical Development Plan, referred to as the “Clinical Development Plan”). The Clinical Development Plan shall be amended or updated on at least an annual basis no later than February 1st of each calendar year during the term of the Program, and more often as the JDC may reasonably determine, for so long as there is a Product in active Development or mutually agreed to be Developed. OV shall take the lead in preparing the first draft of each updated or amended Clinical Development Plan. All updated or amended Clinical Development Plans shall be filed with the minutes of the JDC upon approval by the JDC in accordance with Section 3.6. Until an amended Clinical Development Plan is approved by the JDC pursuant to this Section, the previous Clinical Development Plan shall remain in effect. For the avoidance of doubt, any decision regarding the Program made by the JDC pursuant to Section 3.6 shall be deemed to be an update to the Clinical Development Plan and shall be deemed incorporated in the Clinical Development Plan as reflected in the JDC minutes; provided that the JDC shall incorporate all such updates reflected in minutes in a comprehensive restatement of the Clinical Development Plan as part of each annual update cycle of the Clinical Development Plan. In no event shall the terms of any Clinical Development Plan override the terms of this Agreement.

(c) Access to Clinical Trials; NCI/IST Studies.

(i) With respect to any Phase 2 Clinical Trial conducted by OV, whether or not in collaboration with NCI, for the Product in the Territory, LP shall have the right to be involved and present at all major discussions or visits with trial site sponsors and/or the NCI. OV shall promptly provide LP with notice of any such discussions or visits as soon as practicable.

(ii) LP hereby represents and warrants that there are no existing ISTs or NCI trials relating to Irofulven as of the Effective Date of this Agreement.

(iii) LP hereby represents and warrants that there is not one or more open and not terminated (whether in active or inactive status) IND(s) directed to use of Irofulven in the Field.

(d) No Activities Outside Clinical Development Plan. Prior to undertaking any Development work for the Product that is not included in the then current Clinical Development Plan or engaging or supporting any Third Parties to conduct such Development activities (including studies with the NCI or ISTs), OV shall provide the JDC with its overall plan (including clinical trial design if applicable) in sufficient time for review and comment by the JDC. The JDC shall then determine whether to include such Development work in the Clinical Development Plan. Neither Party shall be obligated to pay for any Development activities outside the scope of the activities specified in the Clinical Development Plan(s).

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4.3 OV Development Obligations. OV shall develop the Products in accordance with the Clinical Development Plan, as such documents may be amended, which will include meeting the targeted activity timelines set forth below, as they may be amended (each an “OV Development Obligation”):

(a) OV will be responsible for (i) finalizing any protocol for any clinical trial to be conducted to obtain Regulatory Approval of the Product for Primary Indication or Replacement Secondary Indication in the Territory, (ii) identifying all sites and investigators to perform such clinical trials and (iii) obtaining Institutional Review Board (“IRB”) approval for any such clinical trial;

(b) OV will identify and retain clinical research organizations (“CROs”), chemistry, manufacturing & control organizations (“CMCs”), and other regulatory consultants as it deems necessary to the development of the Compound or Product;

(c) Except as otherwise agreed by the JDC, for conduct of the Phase 2 Clinical Trial for Primary Indication or Replacement Secondary Indication and subject to Section 4.3(c)(i), OV shall commence such Trial in at least two (2) trial centers (anticipated, but not required, to be based in Boston, MA) within eighteen (18) months after the Effective Date, and shall use Commercial Reasonable Efforts to achieve the following deadlines:

(i) OV shall pre-screen at least one hundred and fifty (150) eligible Primary Indication or Replacement Secondary Indication patients using DRP Biomarker to identify likely responders within twenty-four (24) months after the Effective Date, within a target of enrolling the top ten percent (10%) of screened patients in the Phase 2 Clinical Trial; and

(ii) No less than fifteen (15) Primary Indication or Replacement Secondary Indication patients shall be enrolled by OV in the Phase 2 Clinical Trial of the Product during the three (3) year period commencing with the Effective Date, which is based on the clinical trials contemplated by the Clinical Development Plan.

(d) OV shall not be deemed to have failed to perform its obligations under this Agreement, including the foregoing obligations, if in using its Commercially Reasonably Efforts, OV or a Program Acquirer is delayed in/prevented from meeting an OV Development Obligation, e.g. as a result of one or more of the following: (i) the occurrence of adverse events or health or safety issues such that the JDC determines to hold or delay a study, (ii) any regulatory hold, constraint or restriction imposed by the FDA or other relevant Regulatory Authority, (iii) any Force Majeure event, (iv) quality issues concerning the manufacturing of Product(s) for use in the Phase 2 Clinical Trial, (v) actions or omissions of the manufacturer of the Product(s) for use in the Phase 2 Clinical Trial, or (vi) a Third Party alleges that the Development, use or Commercialization of Compound or Product(s) infringes its intellectual property rights; provided that OV shall make commercially reasonable efforts to obtain a license under any such intellectual property rights. In the event OV is unable to meet/timely meet an OV Development Obligation, OV shall notify LP in writing of such delay and OV may extend the deadlines corresponding to the affected OV Development Obligations by the amount of time which in the reasonable opinion of OV is required to overcome the obstacle(s). OV and LP shall in such situation confer and work in good faith to overcome the obstacle and minimize the extent of any resulting delay.

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4.4 Development Activities and Development Costs.

(a) Subject to LP’s Opt-In Right under Section 4.12 below, OV will pay one hundred percent (100%) of the Development Costs (including costs for the DRP Biomarker) associated with the preparation for and conduct of the Phase 2 Clinical Trial of the Compound for the Primary Indication and Secondary Indication(s) that are accrued during the Term. For avoidance of doubt, as part of such Development Costs, OV agrees to reimburse LP for Cambridge Office Overhead if such costs are incurred on the basis of the JDC’s decision to initiate work that involves the assistance of the Cambridge Office. LP employees based in the Cambridge Office during the Term of this Agreement shall be dedicated to the execution of the Clinical Development Plan and performance of the Phase 2 Clinical Trial for Primary Indication (and Secondary Indication(s)) unless otherwise agreed to in writing by the Parties. Should either Party deem that more than one (1) employee is required in the Cambridge Office in order to adequately support the conduct of the Clinical Development Plan, the JDC shall determine whether such addition of staff is warranted and whether to include the costs of employing such additional employee(s) in the Cambridge Office Overhead. The Parties agree that 100% of ICIP grant funds (see Section 4.4(c)) awarded to and received (on account) by either Party shall be applied to OV’s funding obligation under this Section 4.4(a). Any ICIP grant funds received by LP shall be applied towards, and offset, OV’s payment of Cambridge Office Overhead and OV’s payment of Compound manufacturing costs in support of the Program.

(b) Other Development Activities and Costs.

(i) LP shall be solely responsible for all Development Costs accrued by LP in the performance of its obligations and activities under this Agreement which are not (i) reimbursable by OV as Cambridge Office Overhead and/or (ii) directly resulting from OV’s development and execution of the Clinical Development Plan and/or Phase 2 Clinical Trial for the Primary Indication and/or Secondary Indication(s).

(ii) Except as otherwise provided in this ARTICLE 4, OV shall not be obligated to pay any other costs incurred by LP during the Term of this Agreement and relating to conduct of the Program, unless otherwise agreed to in writing by OV.

(iii) OV shall provide to LP, via the JDC meetings, with regular accounting updates on Development Costs actually incurred by OV in the performance of the Clinical Development Plan, and anticipated future Costs. OV shall use Commercially Reasonable Efforts to keep within estimated expense ranges.

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(c) OV Funding of Development Costs. OV shall use commercially reasonable efforts to secure and commit sufficient funding of the Development Costs set forth in Section 4.4(a) above, which funds are expected to amount to approx. [***] U.S. dollars ($ [***]) for the Term, and may among other things consist of cash on hand and non-dilutive grant funding to be secured by OV, including any grant funds (of in total $ [***]) awarded under the Life Sciences International Collaborative Industry Program (ICIP)(http://www.masslifesciences.com/programs/ international/) received by either Party relating to the Program. OV may secure this funding in one or more tranches during the Term. This required OV Funding shall be offset by any funding provided by LP in the event that LP elects to exercise its Opt-In pursuant to Section 4.12. OV has prior to the Effective Date provided LP copy of transcript of account balance.

(d) IP Plan. Within ninety (90) days following the Effective Date, OV will develop a detailed, written strategy and plan for the development of the DRP Biomarker and for the patenting, worldwide, of such DRP Biomarker by MPI for use as a companion diagnostic together with Products. The IP Plan, which may be amended by OV from time-to-time as the Program progresses, shall be presented to the JDC for discussion as early as practicable. The IP Plan shall be attached hereto as Exhibit D.

4.5 Regulatory Matters.

(a) OV Responsibility. Promptly after the Effective Date, and subject to Section 4.7, (i) if there is an existing IND, EU CTA (Clinical Trial Authorization) or similar authorization for the Product in the Field, then such IND, EU CTA or other similar authorization for the Product shall be transferred to OV (provided that LP remains the owner of LP Data Package licensed hereunder), or (ii) if there is no existing IND, EU CTA or other similar authorization for the Product in the Field, then OV shall prepare to file such IND or EU CTA as soon as reasonably practicable during the Clinical Development Plan. LP shall take all reasonably necessary steps and execute all documents reasonably necessary to effectuate such transfer to OV, for no additional consideration. LP shall have the right to reference such IND, EU CTA or other similar authorization pursuant to Section 4.6 and to file one or more IND(s) for use outside the Field.

In addition, commencing with the Effective Date, OV shall be responsible for preparing and filing all Regulatory Materials and seeking all Regulatory Approvals for the Product in the Field in the relevant jurisdictions of the Territory, including preparing all reports necessary as part of an NDA. All such Regulatory Materials for Products in the Territory shall be filed in the name of OV, and OV alone shall be responsible for all communications and other dealings with Regulatory Authorities relating to the Products in the Territory. As between the Parties, OV shall be the legal and beneficial owner of all Regulatory Materials and Regulatory Approvals for the Product(s) in the Field in the Territory that are developed during the Term of this Agreement for the Program; provided that, LP remains at all times the legal and beneficial owner of LP Data Package. As per Section 3.4, the JDC may develop a plan addressing future plans to obtain Regulatory Approval for the Products in each jurisdiction within the Territory other than the U.S. OV’s right to seek Regulatory Approval and commence Commercialization of Product(s) in the Territory shall not be limited to the jurisdictions that may be designated by the JDC as per Section 3.4(i) and this Section 4.5(a).

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As part of the Clinical Development Plan(s) and via the JDC, OV shall promptly notify LP of all material Regulatory Materials (including all material written communications with the FDA or EMEA) that it proposes to submit or receives and shall promptly provide LP with a copy (which may be wholly or partly in electronic form) of such material Regulatory Materials in the Territory for review by LP. OV shall reasonably consider and give due consideration to any comments provided by LP with respect to such Regulatory Materials. OV shall retain the right to make any final decisions with respect to the content of any such communications, which shall be compliant with the Clinical Development Plan(s), this Agreement and Applicable Law. OV shall provide LP with reasonable advance notice of any scheduled meeting with any Regulatory Authority relating to the Product and/or any Regulatory Approval in the Territory, and LP shall have the right to have up to two (2) individuals attend any such meeting as non-participating observers, to the extent practicable and permitted by Applicable Law; provided that OV will retain the lead role and responsibility in any such meetings.

(b) LP Responsibility. LP shall use Commercially Reasonable Efforts to assist OV, as reasonably requested and necessary, in the preparation, submission, and advancement of Regulatory Materials during the Term of this Agreement.

4.6 Rights of Reference to Regulatory Materials; Use of Clinical Data. For clarity, the rights of reference and use granted by ARTICLE 2 and this ARTICLE 4 shall be shall be independent of the ownership of the Regulatory Materials and Regulatory Approvals as allocated or transferred by this Agreement.

4.7 Adverse Event Reporting and Safety Data Exchange. At any time after the Effective Date, any adverse event (any unwanted or unintended experience in a person that is associated with the use of a Compound or Product, whether or not that experience is caused by that Compound or Product, including any known side effects) or complaint received by either Party regarding a Product will be forwarded to the other Party as soon as possible, but no later than two (2) calendar days after the Party receives such adverse event or complaint, by telephone, facsimile or secure e-mail, and shall promptly provide the other Party with such other information reasonably requested by the other Party to comply with its reporting obligations in connection with the Development of Product in support of Regulatory Approval. The Parties agree that OV shall be responsible for all safety reporting to Regulatory Authorities under the IND pertaining to the Phase 2 Clinical Trial for Primary Indication (and Secondary Indication(s)).

As part of the Clinical Development Plan, and via the JDC, OV and LP shall define an adequate pharmacovigilance plan containing specific terms, conditions and obligations of the Parties with respect to collection, reporting and monitoring of all adverse drug reactions, adverse events, product complaints, medical inquiries and other relevant drug safety matters relating to the Product, sufficient to enable OV to comply with its reporting obligations and regulatory submissions in the Territory for the Product.

4.8 Communications with Regulatory Authorities.

(a) General. Each Party shall keep the other Party informed, in a timely manner compliant with the reporting requirements of Regulatory Authorities, of notification of any action by, or notification or other information which it receives (directly or indirectly) from any Regulatory Authority in the Territory with respect to the Product and which may have a material impact on Regulatory Approval or the Commercialization of the Product.

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(b) Other Communications. Except as may be required by Applicable Law or as necessary to exercise its rights in the Irofulven Analogues, LP shall not, subsequent to final approval by the FDA of the NDA for the Product, communicate regarding the Product with any Regulatory Authority having jurisdiction in the Territory unless explicitly requested or permitted in writing to do so by OV or unless so ordered by such Regulatory Authority in the Territory, in which case LP shall immediately provide notice of such order to OV.

4.9 Regulatory Inspection or Audit. If a Regulatory Authority desires to conduct an inspection or audit of either Party’s facility or a facility under contract with either Party with regard to the Product in the Territory, such Party shall cooperate and cause the facility to cooperate with such Regulatory Authority during such inspection or audit. Following receipt of the inspection or audit observations of such Regulatory Authority (a copy of which such Party will immediately provide to the other Party), such Party will prepare the response to any such observations. Such Party agrees to conform its activities under this Agreement to any commitments made in such a response, except to the extent it believes in good faith that such commitments violate Applicable Laws.

4.10 Product Withdrawals and Recalls. OV shall have the right and responsibility, at its expense, to control any Product recall, field correction, or withdrawal of any Product in the Territory. To the extent practicable, the Parties shall discuss the circumstances of any potential Product recall, field correction or withdrawal of any Product and possible appropriate courses of action, which shall be discussed via the JDC.

4.11 Secondary Indication(s). OV shall have the right to develop and initiate one or more clinical development plans for the Development of the Compound and Product(s) for one or more Secondary Indication(s) in the Field in the Territory and to conduct one or more Phase 2 Clinical Trials for such Secondary Indication(s) during the Term of this Agreement. The inclusion of the Development of the Compound and Product(s) for Secondary Indication(s) in the Program can, where deemed relevant by OV, be as an alternative to the Development of the Compound and Product(s) for Primary Indication (a “Replacement Secondary Indication”) or be in addition to the Development of the Compound and Product(s) for Primary Indication (an “Additional Secondary Indication”). The Program can only include one Replacement Secondary Indication at a time but can include several Additional Secondary Indications. OV shall provide written notice to LP of its intent to include such Development of the Compound and Product(s) for Secondary Indication(s) in the Program. OV’s Development of the Compound and Product(s) for such Secondary Indications pursuant to this Section 4.11 shall be according to all terms and conditions of this ARTICLE 4 and of this Agreement, including without limitation that OV remains solely responsible for the payment of all development costs of the Compound and Product(s) for such Secondary Indications. OV shall only be subject to obligations with regard to Secondary Indication(s) where OV itself has decided to include such Secondary Indication(s) in the Program. Where OV decides to include in the Program the Development of the Compound and Product(s) for a Replacement Secondary Indication, LP shall not be entitled to receive milestone payments as set out in Section 6.2 in respect of such Replacement Secondary Indication as it replaces the Primary Indication under the Program. Royalties shall accrue as per Section 6.3 on Compound and Product(s) Developed for any Secondary Indication(s), including Replacement Secondary Indications and Additional Secondary Indications. The JDC shall oversee any Clinical Development Plan(s) and Secondary Phase 2 Clinical Trials for Secondary Indication(s).

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4.12 LP Opt-In Rights. LP shall have the right to opt-in to, and invest in, a more active role in the Phase 2 Clinical Trial for the Primary Indication on the following terms and conditions (the “Opt-In Rights”):

(a) Within ninety (90) days following accrual of the first half (approximately eight (8)) of the patients to the Phase 2 Clinical Trial for the Primary Indication – estimated to occur by Q3, 2016 – LP shall provide written notice to OV of its exercise of its Opt-In Rights under this Section 4.12.

(b) Within thirty (30) days from the date of the opt-in notice under subsection (a) above, LP shall pay to OV the one-time sum of [***] dollars ($ [***] ).

(c) LP shall further fund [***] percent ([***]%) of all costs incurred in the conduct of the Phase 2 Clinical Trial, whether such costs are incurred prior to or after LP’s notice of opt-in. OV shall provide to LP a detailed written summary of all such costs incurred prior to the date of opt-in notice.

(d) LP shall have the right to appoint one (1) additional voting member to the JDC, provided such appointee is agreeable to the JDC Chairman, which consent shall not be unreasonably withheld.

(e) Prior to concluding any final Program Acquirer Agreement with a potential Program Acquirer, OV shall, in a situation where LP has exercised its Opt-In Rights, not conclude the final Program Acquirer Agreement with such potential Program Acquirer without the written consent of LP (the ability to withhold such consent being the “LP Veto Right”). Such consent shall not be unreasonably withheld, conditioned, or delayed. LP may only withhold its consent as per the LP Veto Right where it, based on factual circumstances available to both LP and OV, is evident or highly likely that the potential Program Acquirer does not have the financial and human capabilities that are necessary for pursuing and advancing the development of Product past Phase 2 Clinical Trial and Commercializing the Product as contemplated in this Agreement or has a track record of not complying with laws and regulation relating to safety, including product safety, to a degree significantly deviating from the comparable market participants in general. Any exercise of the LP Veto Right is conditioned that LP provides OV with a detailed, written explanation of its basis for concluding that the conditions for withholding its consent are present. See Section 5.3 with regard to OV’s obligations towards LP in the negotiation of Program Acquirer Agreement(s)

(f) LP shall be entitled to an increased financial share in the Program contemplated under this Agreement, as further enumerated under ARTICLE 6, as indicated by reference to “Opt-In.”

(g) LP shall be entitled to the same opt-in and investment rights for any Replacement Secondary Indication and Additional Secondary Indications as it is entitled to for Primary Indication under this Section 4.12, provided that LP will not obtain the right to appoint one (1) additional voting member to the JDC under subsection (d) above where LP already has appointed such member in connection with a previous exercise of its Opt-In Rights.

(h) A failure by LP to make the required payments under subsections (b) or (c) above shall operate as a waiver by LP of its Opt-In Rights under this Section 4.12.

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ARTICLE 5

PROGRAM EXIT; ACQUISITION

5.1 Commercialization by OV. OV, itself or through its Affiliates or sublicensees (including Program Acquirer(s)), shall use Commercially Reasonable Efforts to Commercialize Products for which Regulatory Approval has been received in the Territory. The Parties expressly acknowledge and agree that the anticipated and preferred commercialization strategy for Products shall be the exit of the Program, via license and/or sale of the Program by OV to one or more Program Acquirers for one or more jurisdiction within the Territory following conclusion of a successful Phase 2 Clinical Trial and prior to further clinical development and Regulatory Approval, see Sections 3.4(i) and 5.2. However, this ARTICLE 5 shall not limit OV’s right to itself pursue and advance the Development of Product past Phase 2 Clinical Trial and Commercialize Product as contemplated in this Agreement.

5.2 Exit Efforts. OV shall use Commercially Reasonable Efforts to secure a Program Acquirer for the Program for either the whole Territory or for the U.S. or for the EU within one hundred and eighty (180) days of the publication (by OV) of final, positive Phase 2 Clinical Trial results for the Program (either for the Primary Indication or for a Secondary Indication). See Section 5.6 with regard to prolongation of deadlines. Apart from the obligation set out in the before-mentioned, OV is, unless otherwise decided by the JDC, see Sections 3.4(i) and 4.5(a), free to determine in respect of which jurisdictions within the Territory it will conclude Program Acquirer Agreement(s),

5.3 Negotiations with Program Acquirer. OV shall have sole responsibility for negotiating with one or more Third Parties about the potential of such Third Parties to become Program Acquirer(s). Subject to LP’s Veto Right under Section 4.12(e) above, if applicable, and the terms and conditions of this Agreement, OV shall have sole responsibility for engaging and concluding Program Acquirer Agreement(s) with such Program Acquirer(s), and negotiating and executing the terms of a Program acquisition by such Program Acquirer(s). Notwithstanding the foregoing, (i) in the event that OV has decided to assign this Agreement to a Program Acquirer, see Section 13.5, OV shall not conclude final Program Acquirer Agreement with such Program Acquirer unless the Program Acquirer replaces OV as a party to this Agreement and assumes all of the rights and undertakes to fulfill all the obligations of OV under this Agreement which relate to and accrue in the time period after the effective date of the Program Acquirer Agreement and (ii) in the event that OV has decided to sublicense all or part of its rights and obligations under this Agreement to a Program Acquirer, see Section 2.2 and Section 4.12(e), OV shall not conclude a final Program Acquirer Agreement with such Program Acquirer unless the Program Acquirer in such Program Acquirer Agreement in writing undertakes, with regard to the relevant jurisdiction(s) within the Territory, to fulfill the rights and obligations of OV under this Agreement which relate to and accrue in the time period after the effective date of the Program Acquirer Agreement in respect of the pursuing and advancing of the Development of Product past Phase 2 Clinical Trial and Commercializing the Product as contemplated in this Agreement, and OV shall provide LP copy of such written statement for commenting and OV shall comply with LP’s reasonable request for amendment of the wording of the statement. Before concluding any final Program Acquirer Agreement with any Program Acquirer, OV shall first have determined, after reasonable diligence, that such Program Acquirer has the requisite skill, expertise, resources, and alignment of business interests (absence of conflicts) to faithfully pursue and advance the development of Product past Phase 2 Clinical Trial and Commercialize Product as contemplated in this Agreement within the relevant jurisdiction(s). OV shall not suggest or accept terms and conditions of any Program Acquirer Agreement that would deprive LP of the rights LP is entitled under this Agreement.

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(a) In addition, OV shall, subject to Section 5.6, ensure, either itself or via one or more Program Acquirers, the following:

(i) Enrollment of a first patient in a Phase 3 Clinical Trial for Primary Indication or Replacement Secondary Indication no later than December 31, 2021.

(ii) Filing for Regulatory Approval in either the U.S. or in the EU for the Product(s) (Primary Indication or Replacement Secondary Indication) no later than December 31, 2023.

(b) In addition to the specific Milestone Deadlines set out in subsection (a) above, a Program Acquirer Agreement shall prescribe that the Program Acquirer shall use Commercially Reasonably Efforts to obtain Regulatory Approval for the Product(s) for Primary Indication or Replacement Secondary Indication in each jurisdiction covered by the relevant Program Acquirer Agreement. A Program Acquirer Agreement concerning a Program Acquirer’s acquisition of rights on the basis of a license shall prescribe (i) that if the Program Acquirer is not successful in obtaining Regulatory Approval and effecting distribution in the jurisdiction(s) in questions within the period stipulated in the Program Acquirer Agreement, the rights granted under the Program Acquirer Agreement with regard to such jurisdiction(s) shall be omitted from the Program Acquirer Agreement and shall be vested in OV again and (ii) that OV will exercise commercially reasonable efforts to appoint another Program Acquirer to effect Regulatory Approval and distribution in such jurisdiction(s) or itself pursue Regulatory Approval and carry out distribution in such jurisdictions, also see Section 5.5, Section 5.6 and Section 11.1(a).

5.4 Failure to Secure Program Acquirer. In the event that OV fails to secure a suitable Program Acquirer as per Section 5.2, OV shall be entitled to decide that it itself will pursue Regulatory Approval and the Commercialization in the relevant jurisdiction(s), see Sections 5.5 and 11.1(a), or that it will exercise its right to have the deadlines set out in this ARTICLE 5 extended as per Section 5.6.

5.5 OV’s own direct continued Development and Commercialization. In the event OV, e.g. as per Section 5.4 and Section 11.1(a), decides to itself pursue the obtaining of Regulatory Approval and subsequently Commercialization of Products in the U.S. and/or in the EU, or where OV re-acquires the rights and obligations as per Section 5.3(b) with regard to the U.S. and/or the EU and subsequent thereto decides to itself pursue the obtaining of Regulatory Approval and subsequently Commercialization of Products in the jurisdiction(s) in question, OV shall, be obliged to meet all obligations which otherwise be required of a Program Acquirer engaged pursuant to the terms of this Agreement, including without limitation the relevant milestone deadline(s) (subject to OV’s right to have the Milestone Deadlines extended in accordance with Section 5.6).

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5.6 Extension of Deadlines. In the event that OV, either itself or via a Program Acquirer, is unable to meet any of the deadlines applicable to OV or a Program Acquirer under this Agreement, such as the deadline set out in 5.2 or the Milestone Deadlines, OV shall be entitled to have all the mentioned deadlines extended by yearly extensions. Where OV chooses to exercise its right to have the relevant deadlines extended, OV shall prior to the expiry of the relevant deadline(s) inform LP hereof by a written notice. All deadlines designated by OV in the notice to LP shall be extended by a one (1) year extension term, and OV may continue, by written notice prior to the expiry of each extension term, to have the deadline(s) extended without limitation by one (1) year at a time. OV shall pay to LP in total [***] dollars ($[***]) for the first year of extension of all the designated deadlines, in total [***] dollars ($ [***]) for the second year of extension of all the designated deadlines, in total [***] dollars ($ [***]) for the third year of extension of all the designated deadlines and so forth, where the payment for an additional year of extension of the designated deadlines is the payment of the previous year of extension plus in total [***] dollars ($ [***]). If OV ceases to extend the deadlines as per this Section 5.6, and does not itself undertake to pursue the obtaining of Regulatory Approval and subsequently Commercialization of Products in the jurisdiction(s) in question as per Sections 5.4 and 5.5, LP shall, with regard to the jurisdiction in respect of which the deadline(s) relate, be entitled by a one (1) months written notice to OV to terminate OV’s rights and obligations, and thereby a Program Acquirer’s rights and obligations, with regard to the pursuing and obtaining of Regulatory Approval and subsequently Commercialization of Product(s) in the jurisdiction(s) in question and itself, including via one or more Third Parties, pursue the obtaining of Regulatory Approval and subsequently Commercialization of Product(s) in the jurisdiction(s) in question. Such termination shall not affect OV’s or any Program Acquirer’s rights and obligations with regard to the pursuing and obtaining of Regulatory Approval and subsequently Commercialization of Product(s) in other jurisdictions. For the avoidance of doubt, in the event that OV does not meet the deadline set out in Section 5.2 and does not extend or ceases to extend the deadline as per this Section 5.6, LP can only carry out a termination with regard to OV’s rights and obligations to obtain Regulatory Approval and Commercialize Product(s) in the U.S. and in the EU but not the whole Territory, irrespective that the whole Territory is mentioned in Section 5.2.

5.7 Manufacture and Supply of Product.

(a) Except as set forth below, OV shall have sole responsibility (either itself or through one or more contract manufacturers), at its own expense, for manufacturing all clinical supplies of Product for the Phase 2 Clinical Trial(s), in all formulations in bulk and finished form. LP represents and warrants that any of LP’s existing manufacturing agreements do not contain any obligations for OV to obtain all or part of its requirements from such Third Parties and LP will take no action or inaction that would result in any such obligation or that would adversely affect OV’s rights under this Agreement. Commencing on the Effective Date, LP shall not negotiate or enter into any manufacturing or supply agreements for Compound or Products or in any way implicating or impacting on Products, without the express prior written consent of OV.

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(b) Within ninety (90) days after the Effective Date, OV shall negotiate and execute an agreement for the clinical supply of Product to OV (the “Clinical Supply Agreement”), on such commercially reasonable terms and conditions deemed necessary to adequately support the Clinical Development Plan and conduct of the Phase 2 Clinical Trial. Should any backup clinical supplier of Product be required or deemed desirable by OV during the Term of this Agreement, OV shall have the right and power to negotiate and execute suitable agreements with such backup clinical suppliers.

(c) LP shall when making the disclosure and transfer as per Section 2.1(b), ensure that OV, its Affiliates and/or the Third Party manufacturer possess all information and know-how that is necessary or useful to enable OV, its Affiliate or a Third Party manufacturer (as appropriate) to replicate any processes employed by or on behalf of LP to manufacture Product. LP shall take commercially reasonable steps, at its own expense, to ensure the smooth and timely transfer of the manufacturing process for Products to OV, its Affiliate or Third Party manufacturer. OV shall not engage any Third Party manufacturer to manufacture Product that is not subject to a confidentiality agreement that contains obligations of confidentiality and non-use that are no less stringent than those of ARTICLE 10 of this Agreement.

(i) To the extent permitted by the manufacturing agreements for Product that OV enters into, OV shall pass through to LP the benefit of any representations, warranties, and indemnities made by the Third Party manufacturers under such agreements and any other remedies OV may have against such manufacturers. LP shall not have any liability to OV or any other Person with respect to, and OV shall indemnify LP for, any liability attributable to a breach or other failure by any such manufacturer.

ARTICLE 6

FINANCIALS

6.1 License Fee; Grant Fee.

(a) Subject to LP’s confirmation to OV that the condition subsequent specified in Section 13.16(d) has been fulfilled, OV shall within five (5) Business Days after OV receives wire transfer information from LP pay to LP (subject to the below) a non-refundable, non-creditable license fee of [***] dollars ($[***]) by wire transfer of immediately available funds into the account designated by LP. The mentioned license fee shall, irrespective of the before-mentioned, be refunded if LP breaches any material warranty or representation provided in this Agreement, or if LP fails to timely provide the LP Data Package to OV.

(b) OV shall pay to LP a one-time fee of [***] dollars ($[***]) within ten (10) Business Days of the first-to-occur of the following events: (i) receipt (on account) by OV of at least a [***] dollar ($[***]) grant award under the Danish/Massachusetts Life Sciences International Collaborative Industry Program (ICIP)(which grant is anticipated to occur by/before April 1, 2015); or (ii) if no such grant payment is received, three (3) out of the first eight (8) patients enrolled in the Phase 2 Clinical Trial for Primary Indication being observed to achieve the therapeutic endpoint benefit defined in the Clinical Development Plan and/or IND for the Phase 2 Clinical Trial for Primary Indication. Provided that, the payment by OV to LP under the ICIP grant event (i) above shall be paid and deducted from any ICIP grant funds awarded directly to LP in reimbursement of Cambridge Office Overhead and Compound manufacturing expenses, with OV then paying LP for any difference between the [***] dollars ($ [***]) payment required in this subsection (b) and a lessor amount of ICIP grants funds received directly by LP.

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6.2 Development Milestone Payments. Subject to Section 6.2(f) and Section 6.2(j), OV shall further make development milestone payments to LP as follows,

(I) Clinical Development Events:

(a) First Patient, First Visit in Phase 3 Clinical Trial.

(i) If no Opt-in by LP (under Section 4.12 above), then: [***] U.S. dollars ($[***]) upon initiation by OV, or an Affiliate of OV or Program Acquirer, of treatment of the first patient in a Phase 3 Clinical Trial of a Product for use in a Primary or Replacement Secondary Indication; or

(ii) If Opt-in by LP, then: [***] U.S. dollars ($[***]) upon initiation by OV, or an Affiliate of OV or Program Acquirer, of treatment of the first patient in a Phase 3 Clinical Trial of a Product for use in a Primary or Replacement Secondary Indication.

(b) First Filing for Regulatory Approval: European Union (EU).

(i) If no Opt-in by LP, then: [***] U.S. dollars ($[***]) upon first Filing by OV, or an Affiliate of OV or Program Acquirer, for Regulatory Approval in the EU of a Product for use in a Primary or Replacement Secondary Indication; or

(ii) If Opt-in by LP, then: [***] U.S. dollars ($[***]) upon first Filing by OV, or an Affiliate of OV or Program Acquirer, for Regulatory Approval in the EU of a Product for use in a Primary or Replacement Secondary Indication.

(c) First Filing for Regulatory Approval: United States (U.S.)

(i) If no Opt-in by LP, then: [***] U.S. dollars ($[***]) upon first Filing by OV, or an Affiliate of OV or Program Acquirer, for Regulatory Approval in the U.S. of a Product for use in a Primary or Replacement Secondary Indication; or

(ii) If Opt-in by LP, then: [***] U.S. dollars ($[***]) upon first Filing by OV, or an Affiliate of OV or Program Acquirer, for Regulatory Approval in the U.S. of a Product for use in a Primary or Replacement Secondary Indication.

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(II) Regulatory Development Events:

(d) First Regulatory Approval: European Union (EU).

(i) If no Opt-in by LP, then: [***] U.S. dollars ($[***]) upon first receipt by OV, or an Affiliate of OV or Program Acquirer, of Regulatory Approval in the EU of a Product for use in a Primary or Replacement Secondary Indication; or

(ii) If Opt-in by LP, then: [***] U.S. dollars ($[***]) upon first receipt by OV, or an Affiliate of OV or Program Acquirer, of Regulatory Approval in the EU of a Product for use in a Primary or Replacement Secondary Indication.

(e) First Regulatory Approval: United States (U.S.)

(i) If no Opt-in by LP, then: [***] U.S. dollars ($[***]) upon first receipt by OV, or an Affiliate of OV or Program Acquirer, of Regulatory Approval in the U.S. of a Product for use in a Primary or Replacement Secondary Indication; or

(ii) If Opt-in by LP, then:[***] U.S. dollars ($[***]) upon first receipt by OV, or an Affiliate of OV or Program Acquirer, of Regulatory Approval in the U.S. of a Product for use in a Primary or Replacement Secondary Indication.

(f) Milestone Caps and Floors.

(i) Irrespective of what is otherwise set out in Section 6.2, each of the development milestone payments under Section 6.2, subsections (a), (b), and (c) above (the Clinical Development Events) shall not, in any case, be lower than (1) [***] percent ([***]%), in the case of no Opt-In by LP or (2) [***]percent ([***]%), in the case of Opt-In by LP, of any milestone payment OV receives from a Program Acquirer upon the occurrence of substantially the same milestone events.

(ii) Irrespective of what is otherwise set out in Section 6.2, each of the development milestone payments under Section 6.2, subsections (d) and (e) above (the Regulatory Development Events) shall not be higher than (1) [***] percent ([***]%), in the case of no Opt-In by LP or (2) [***] percent ([***]%), in the case of Opt-In by LP, of any substantially similar milestone payment OV receives from Program Acquirer.

(g) Other Milestones. OV shall further pay to LP the minimum of either (i) [***] percent ([***]%) of any milestone payments OV receives from a Program Acquirer for clinical development events other than events under Section 6.2(a)-(c) above (the Clinical Development Events), or (ii) a one-time payment of [***] U.S dollars ($[***]), whichever is higher. In the event of an Opt-In by LP, such additional payments under this subsection (g) shall increase to either (I) [***] percent ([***]%) of any clinical development milestone payments OV receives from a Program Acquirer for clinical development events other than events under Section 6.2(a)-(c) above (the Clinical Development Events), or (II) a one-time payment [***] of U.S dollars ($[***]), whichever is higher.

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(h) Each development milestone payment in this Section 6.2 shall be paid only once by OV, regardless of the number of Products or Indications that achieve such milestones, and shall be non-refundable and non-creditable. Except to the extent set forth in 6.2(f) and 6.2(g), the total amount that OV (or a Program Acquirer) shall be liable to pay as per Section 6.2(a) - 6.2(e) is (i) if LP has not exercised its Opt-In Rights: twenty one million U.S dollars ($21,000,000) and (ii) if LP has exercised its Opt-In Rights: thirty-one million five hundred thousand U.S dollars ($31,500,000).

(i) For purposes of clarity, no other milestone payments than specified in this Section 6.2 shall be due to LP from OV for any other events, including developmental events relating to Products that occur during Phase 1 or Phase 2 clinical trials throughout the Territory.

(j) Alternative Payment Structure. Prior to the entering into by OV of a Program Acquirer Agreement for the Territory or a specific part of the Territory, OV shall provide LP with information about the payments, other than royalty payments (as LP’s rights in respect of such are regulated by Section 6.3 below), to be made by the Program Acquirer to OV for the rights granted under the Program Acquirer Agreement in question, e.g. milestone payments and other lump sum payments, such as upfront payments. LP shall within fifteen (15) days of receipt of this information inform OV by a written notice whether LP in respect of the Program Acquirer Agreement in question chooses to receive payments, where relevant, according to the milestone payment principles set out in Section 6.2(a)-(h) above or whether LP chooses to receive alternative payments as per this Section 6.2(j). If LP elects to receive alternative payments, the following provisions shall apply, to the extent applicable, in lieu of payments which would otherwise have to be made under 6.2(a)-(h):

(i) The alternative payment structure entitles LP to receive (i) if LP has not exercised its Opt-In Rights, [***] percent ([***]%), or (ii) if LP has exercised its Opt-In Rights, [***] percent ([***]%), of all amounts, other than royalty payments, received by or on behalf of OV from the Program Acquirer, or from a Third Party paying on behalf of the Program Acquirer, in consideration of the Program Acquirer Agreement after subtraction of any amounts paid or payable by OV on the basis of the Program Acquirer Agreement (including in respect of receipt of payments thereunder) for VAT, other taxes (including income taxes), and other fees and payments to Governmental Authorities, including in respect of the development or distribution of the Products, and payments made by the Program Acquirer to compensate OV’s documented reasonable costs of any kind, including Regulatory Costs (the “Alternative Payment Basis”).

(ii) Payments to LP as per the alternative payment structure shall be made by OV within thirty (30) days of OV’s receipt on account of any subject payment(s) from the Program Acquirer.

(iii) LP’s choice with regard to the application of the alternative payment structure is binding and irrevocable.

(iv) If LP chooses to receive payment as per the alternative payment structure, LP shall, with regard to the Program Acquirer Agreement in question and any clinical trials, research, Development, filings, etc. carried out by the Program Acquirer under the agreement, have no right or claim against OV or the Program Acquirer in respect of any payment as per Section 6.2(a)-(h), irrespective that the Program Acquirer Agreement in question may comprise the EU and/or the U.S. and irrespective that the Program Acquirer Agreement may contain an obligation for the Program Acquirer to pay milestone payments in respect of milestone events identical or similar to those set out in Section 6.2(a)-(h). This has the implication that LP will not have a right to receive, for example, payment as per Section 6.2(c) if LP has elected to receive alternative payments. Notwithstanding the foregoing, LP shall, subject to Section 6.2(j)(vi), retain the option to receive alternative payments in respect of any Program Acquirer Agreement presented as per the above after the receipt of a milestone payment from OV.

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(v) If LP does not provide written notice to OV of its election to receive alternative payments within the aforementioned fifteen (15) Business Days period or if LP notifies OV that it for the Program Acquirer Agreement in question chooses to opt for application of the payment principles set out in Section 6.2(a)-(h), the principles set out in Section 6.2(a)-(h) shall, where relevant, apply in respect of the Program Acquirer Agreement in question and LP shall, in respect of the Program Acquirer Agreement in question, have no right or claim for alternative payment as per this Section 6.2(j).

(vi) In the event a Program Acquirer Agreement is presented after payment of one or more milestone payments under 6.2(a)-(e), the alternative payment amount(s) otherwise payable to LP in respect of the Program Acquirer Agreement in question (calculated as per subsection (iv) above) shall prior to payment to LP be reduced to the extent of any milestone payments already paid to LP by OV. For example, if a Program Acquirer Agreement (having the U.S. as its applicable jurisdiction or part of its applicable jurisdiction) is presented in accordance with this Section after OV has paid a milestone payment as per Section 6.2(a) for treatment of first patient in a Phase 3 Clinical Trial, whether in the U.S. or in another jurisdiction, and OV has not yet filed for Regulatory Approval in the U.S., and assuming LP has not exercised its Opt-In Rights, the calculated alternative payment amount shall be reduced by [***] U.S dollars ($ [***]) before payment to LP and LP shall only be entitled to receive the reduced amount.

6.3 Royalties.

(a) Royalty Rate; Caps. Subject to the terms of this Section 6.3, OV shall pay to LP a royalty on annual Net Sales in the Territory, as follows:

Annual Net Sales ($U.S.)	No Opt-In by LP	Opt-In by LP
Zero to $50 million:	[***] %	[***] %
>$50 million to $150 million:	[***] %	[***] %
>$150 million to $300 million:	[***] %	[***] %
>$300 million:	[***] %	[***] %

Provided, however, that the above royalties shall be subject to the following caps: Royalties shall not be higher than (i) [***] percent ([***]%), in the case of no Opt-In by LP or (ii) [***] percent ([***]%), in the case of Opt-In by LP, of any royalty payment OV receives from a Program Acquirer with regard to the Program Acquirer’s sale of Products within the Territory.

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(b) Royalty Reduction – Generic Competition. In the event a Product is subject to Generic Competition in a country in the Territory, then the royalty rate set forth in Section 6.3(a) (as such rate may have been adjusted under Section 6.3(d)) shall be reduced by [***]percent ([***]%) with respect to Annual Net Sales made in such country, provided that if the royalty rate set forth in Section 6.3(a) has already been reduced pursuant to Section 6.3(c), the amount of the reduction permitted to be taken under this Section 6.3(b) shall be limited to [***] percent ([***]%) of the royalty rate prior to the reduction being taken under Section 6.3(c). Such royalty reduction shall become effective on the first day of the month after the month in which on such Generic Competition first occurs and shall expire on the last day of the month in which such Generic Competition ceases to exist, subject to the royalty duration provided for under Section 6.3(e).

(c) Royalty Reduction – Patent Expiry. If expiration of all Valid Claims of (i) LP Patents in the relevant country Covering Product and (ii) OV/MPI Patents in the relevant country Covering Product with DRP Biomarker (as a companion diagnostic for Irofulven) occurs prior to the expiration of the ten (10) year period set forth in Section 6.3(e) with regard to such country, the royalty rate set forth in Section 6.3(a) (as such rate may have been adjusted under Section 6.3(d)) for such Product shall be reduced by [***] percent ([***]%) for the remainder of the applicable royalty duration.

(d) Royalty Reduction – Anti-Stacking. In the event the Development, use or Commercialization of Compound or any Product in the Territory under this Agreement would infringe the intellectual property rights of any Third Party absent a license thereunder, which manufacturing, use or sale activity necessitates OV to reasonably obtain a license under such Third Party intellectual property rights, then OV may deduct from the royalties due to LP pursuant to this Section 6.3 [***]percent ([***]%) of any payments actually paid to any such Third Party as consideration solely for any such license to such intellectual property rights; provided that in no event shall the royalties due to LP for a given calendar quarter be reduced under this Section 6.3(d) by more than [***] percent ([***]%). Unused credit amounts may be carried over into subsequent quarterly periods.

(e) Duration. Royalties shall be payable under this Section 6.3 on a country-by-country and Product-by-Product basis during the period commencing with First Commercial Sale of the Product in question in the relevant country and continuing until the later of: (i) expiration of the last to expire Valid Claim of a LP Patent Covering such Product in such country, or (ii) ten (10) years after First Commercial Sale of such Product in such country, or (iii) expiration of the last to expire Valid Claim of an OP/MPI Patent Covering such Product together with use of the DRP Biomarker, provided that Product is approved (Regulatory Approval) only for use with DRP Biomarker in such Country, or (iv) on a country-by-country basis, expiration of any FDA (or other foreign equivalent) Regulatory Approval in such country that requires the use of DRP Biomarker as a companion diagnostic for the Product in question in the Field (the latest date hereunder being the “Royalty Expiration Date”).

Oncology Venture-Lantern Pharma Irofulven License.

6.4 OV Payments and Reports. Within thirty (30) days after the end of each calendar quarter, OV shall provide LP with a statement of (a) the amount of gross sales of Product in the Territory by OV, any Program Acquirer, their Affiliates and sublicensees during the applicable calendar quarter, (b) an itemized calculation of Net Sales showing Net Sales Deductions during such calendar quarter, (c) a calculation of the amount of royalty payment due on such sales for such calendar quarter pursuant to Section 6.3, (d) a calculation of any milestone payments due pursuant to Section 6.2 (provided that the alternative payment structure as per Section 6.2(j) does not apply in respect of the milestone event in question), and (e) other information reasonably requested by LP. OV shall pay to LP the royalty payment for such calendar quarter pursuant to Section 6.3 concurrently with each statement. Milestone payments due pursuant to Section 6.2 shall be paid within thirty (30) days of the occurrence of the applicable milestone event. All amounts payable to LP under this Agreement shall be paid in U.S. dollars, and shall be made by check, unless wire transfer is otherwise specified in writing by LP.

6.5 Taxes. All payments required to be paid under this Agreement shall be paid without deduction or withholding of any taxes, except as set forth in this Section 6.5. The Parties agree to cooperate with one another and use reasonable efforts to minimize obligations for any and all income or other taxes required by Applicable Law to be withheld or deducted from any of the royalty and other payments made by or on behalf of a Party hereunder (“Withholding Taxes”). The applicable paying Party under this Agreement (the “Paying Party”) shall, if required by Applicable Law, deduct from any amounts that it is required to pay to the recipient Party hereunder (the “Recipient Party”) an amount equal to such Withholding Taxes, provided that the Paying Party shall give the Recipient Party reasonable notice prior to paying any such Withholding Taxes. Such Withholding Taxes shall be paid to the proper taxing authority for the Recipient Party’s account and, if available, evidence of such payment shall be secured and sent to the Recipient Party within one (1) month of such payment. The Paying Party shall, at the Recipient Party’s cost and expense, do all such lawful acts and things and sign all such lawful deeds and documents as the Recipient Party may reasonably request to enable the Paying Party to avail itself of any applicable legal provision or any double taxation treaties with the goal of paying the sums due to the Recipient Party hereunder without deducting any Withholding Taxes. For the sake of clarity, in no event shall the Paying Party be required to pay any additional amounts, whether in the nature of a “gross up” payment or otherwise, to the Recipient Party on account of such Withholding Taxes.

6.6 No Setoff. Except as provided in Section 6.2(j) and Section 6.3, all payments due to LP under this Agreement shall be made without setoff or deduction of any kind, provided that this Section 6.6 shall not apply to any money damages awarded to OV in a final, non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) awarded against LP.

6.7 Late Payments. If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at the prime rate published by the U.S. Federal Reserve plus five percent (5%) per annum or the maximum rate allowable by Applicable Law, whichever is less.

Oncology Venture-Lantern Pharma Irofulven License.

6.8 Records; Audits. OV shall maintain complete and accurate books and records in accordance with GAAP or IAP (to the extent appropriate) in sufficient detail to permit LP or its designee (subject to confidentiality and non-use obligations no less stringent than those set forth in ARTICLE 10) to confirm the accuracy of milestones, royalty payments and other compensation payable under this Agreement, and OV’s compliance with the terms of this Agreement, for a period of five (5) years following expiration of the Term. At LP’s request, such records shall be available for review, by an independent Third Party auditor selected by LP and approved by OV (such approval not to be unreasonably withheld, conditioned, or delayed) not more than once each calendar year (during normal business hours on a mutually agreed date with reasonable advance notice), for the sole purpose of verifying for LP the accuracy of the financial reports and payments furnished by OV and OV’s compliance with its payment obligations pursuant to this Agreement. Any amounts shown to be owed but unpaid or overpaid and in need of reimbursement shall be paid or refunded (as the case may be) within thirty (30) days after the accountant’s report, plus interest (as set forth in Section 6.7) from the original due date. LP shall bear the full cost of such audit unless such audit reveals an underpayment by OV of more than five percent (5%) during the applicable audit period, in which case OV shall bear the full cost of such audit.

6.9 Equity Investment by OV. Within ninety (90) days following the Effective Date OV shall purchase from LP, and LP shall issue to OV, [***] dollars ($ [***]) worth of shares (the aggregate of nominal value and any premium) of LP Common Stock (the “LP Shares”) at the pre-money, per share price offered to any other investor participating in LP’s Series A funding round (the “LP Share Price”). LP and OV shall enter into a Registration Rights and Stockholder Agreement pertaining to such stock purchase and issuance, which agreement shall ensure the shares issued to OV are subject to the terms and conditions generally applicable to LP’s Series A Preferred Stockholders with regard to Common Stock and that OV receives such further financial rights and rights with regard to protection of its investment as offered to such other investors in respect of the shares in LP subscribed for in connection with its most recent investment in LP prior to the Effective Date, to the extent such further financial rights and rights with regard to protection of its investment are applicable to Common Stock. In no event shall the LP Share Price exceed $ [***]per share. The total number of outstanding shares in LP (total nominal share capital) post OV’s investment and upon closing of the aforementioned Series A funding will be between [***] and [***]. Subject to the subscription, OV will hold between [***] (percent ([***]%) and [***] ([***]%) of the outstanding shares in LP (as calculated on a fully-diluted basis) and voting rights generally associated with Common Stock. Any fractional shares shall be rounded up or down to the nearest whole share. OV’s shares of Common Stock shall be adjusted from time-to-time on and after the Effective Date for any stock splits, stock dividends and other similar adjustments, as may affect any other holders of Common Stock. As used herein, “Common Stock” means shares of LP common stock, $0.01 par value per share. If any of the following events occur prior to the issuance of the LP Common Stock, namely (i) any consolidation, merger or combination of LP with another entity as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, (ii) any statutory exchange, as a result of which holders of Common Stock generally shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock (such transaction, a “Statutory Exchange”), or (iii) any sale or conveyance of the properties and assets of LP as, or substantially as, an entirety to any other person as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock (each of the foregoing events described in clauses (i), (ii) and (iii), a “Pre-Purchase Transaction”), then LP shall (or cause any successor or purchasing person, as the case may be, to) hold and set aside in an unencumbered fund (free of liens) and, upon satisfaction of the condition described in the first sentence of this Section 6.9, issue all of the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such Pre-Purchase Transaction by a holder of a number of shares of Common Stock equal to the number of LP Shares immediately prior to such Pre-Purchase Transaction, assuming such holder of Common Stock did not exercise his rights of election, if any, that holders of Common Stock who were entitled to vote or consent to such transaction had as to the kind or amount of securities, cash or other property receivable upon such Pre-Purchase Transaction (provided that, if the kind or amount of securities, cash or other property receivable upon such Pre-Purchase Transaction is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purposes of this Section 6.9 the kind and amount of securities, cash or other property receivable upon such Pre-Purchase Transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The above provisions of this Section 6.9 shall similarly apply to successive Pre-Purchase Transactions.

Oncology Venture-Lantern Pharma Irofulven License.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1 Ownership of Inventions. Except as otherwise provided in this Section 7.1, (i) each Party shall own all inventions and Information made solely by the respective employees, agents, and independent contractors of it and its Affiliates in the course of conducting such Party’s activities under this Agreement (collectively, “Sole Inventions”), and (ii) all inventions and Information that are conceived, reduced to practice, authored or otherwise made jointly by employees, Affiliates, agents, or independent contractors of both Parties in the course of performing activities under this Agreement (collectively, “Joint Inventions”) shall be owned jointly by the Parties in accordance with joint ownership interests of co-inventors under the U.S. patent laws. Notwithstanding the foregoing, the Parties acknowledge that AFC (the Third Party licensor of certain of the LP Patents), pursuant to its license agreement with LP, entered into prior to the Effective Date in respect of certain LP Patents, may have certain claims to exclusive ownership rights to all inventions, discoveries, improvements, and modifications, as well as all methods, processes, know-how and/or trade secrets arising from, conceived or reduced to practice by either Party in the course of performing its obligations under this Agreement (relating to the research, development, formulation, marketing and sale of the Products and Compounds), regardless of whether generated by LP or OV, or an employee of either Party, where such performance is based on utilization of rights under the LP Patent(s) covered by the license agreement between LP and AFC (the “Product-Related Inventions”). Pursuant to Section 13.16(c) below, LP shall as condition subsequent obtain written confirmation from AFC (to be attached as Exhibit F hereto) that OV’s intended Development of Product(s) together with DRP Biomarker as a companion diagnostic in the Field is not subject to any assignment of rights to AFC nor will AFC assert such rights. The contents of the confirmation from AFC shall be satisfactory to OV and OV shall pre-approve the confirmation.

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7.2 Disclosure of Inventions. Each Party shall promptly disclose to the other all Product-Related Inventions (if applicable), Sole Inventions, and Joint Inventions, including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents or independent contractors describing such Product-Related Inventions, Sole Inventions, and Joint Inventions. Such Party shall also respond promptly to reasonable requests from the other Party for more Information relating to such inventions.

7.3 Prosecution of Patents.

(a) OV/MPI Patents. Except as otherwise provided in this Section 7.3, OV and/or MPI shall have the sole right and authority to prepare, file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain, in OV’s and/or MPI’s name, the OV/MPI Patents and Patent Rights of OV with regard to its Sole Inventions in the Territory and to retain counsel in their reasonable discretion in connection therewith, all at OV’s and/or MPI’s expense. OV shall keep LP reasonably informed with respect to the preparation and prosecution of the OV/MPI Patents and Patent Rights of OV with regard to its Sole Inventions in the Territory, via the JDC meetings. In the event that OV and MPI determine that they are no longer interested in supporting the continued prosecution or maintenance of a OV/MPI Patent relating to a Sole Invention or other Patent Rights of OV with regard to a Sole Invention, OV shall provide LP with written notice of such determination at least thirty (30) days before any deadline for taking action to avoid abandonment and shall provide LP with the opportunity to have the interests of OV and MPI in such OV/MPI Patent/other Patent Rights of OV with regard to a Sole Invention in such country or jurisdiction assigned to LP, at no cost to LP; provided that OV shall retain a non-exclusive, nontransferable, except to any Affiliate or subject to a permitted assignment under Section 13.5 of this Agreement, license to practice the subject invention.

(b) LP Patents. Except as otherwise provided in this Section 7.3, LP or its Third Party licensor shall have the sole right and authority to prepare, file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain, in LP’s name, the LP Patents in the Territory and to retain counsel in its reasonable discretion in connection therewith, all at LP’s expense. To the extent practicable under the circumstances, LP shall keep OV reasonably informed with respect to the preparation and prosecution of the LP Patents in the Territory, via the JDC meetings. In the event that LP determines that it is no longer interested in supporting the continued prosecution or maintenance of a LP Patent relating to a Sole Invention, LP shall provide OV with written notice of such determination at least thirty (30) days before any deadline for taking action to avoid abandonment and shall provide OV with the opportunity to have the interests of LP in such LP Patent in such country or jurisdiction assigned to OV, at no cost to OV; provided that LP shall retain a non-exclusive, nontransferable, except to any Affiliate or subject to a permitted assignment under Section 13.5 of this Agreement, license to practice the subject invention.

(c) Joint Patents. With respect to any potentially patentable Joint Invention (other than a Product-Related Invention (if applicable)), the Parties shall meet and agree upon which Party, if any, shall prepare, file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain patent applications covering such Joint Invention (any such Patent Rights a “Joint Patent”) in any jurisdictions throughout the world, as well as the manner in which patent expense for such Joint Patent will be shared by the Parties.

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The Party that prosecutes a patent application in the Joint Patents (the “Prosecuting Party”) shall provide the other Party reasonable opportunity to review and comment on such prosecution efforts regarding the applicable Joint Patents in the particular jurisdictions, and such other Party shall provide the Prosecuting Party reasonable assistance in such efforts. The Prosecuting Party shall provide the other Party with a copy of all material communications from any patent authority in the applicable jurisdictions regarding the Joint Patent being prosecuted by such Party, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority. The prosecuting Party shall consider comments by the non-prosecuting Party.

Either Party may determine that it is no longer interested in supporting the continued prosecution or maintenance of a particular Joint Patent in a country or jurisdiction, in which case the disclaiming Party shall provide the other Party with written notice of such determination at least thirty (30) days before any deadline for taking action to avoid abandonment and shall provide the other Party with the opportunity to have the disclaiming Party’s interest in such Joint Patent in such country or jurisdiction assigned to the other Party, at no cost to the other Party; provided that the disclaiming Party shall retain a non-exclusive, nontransferable, except to any Affiliate or subject to a permitted assignment under Section 13.5 of this Agreement, license to practice the Joint Patent solely for internal research purposes including clinical development of Compound.

7.4 Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts provided above in this Section 7.4, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

7.5 Enforcement of LP Technology and OV Technology.

(a) Notification. If there is any infringement, threatened infringement, or alleged infringement of the LP Technology and/or OV/MPI Technology and/or OV’s rights in Sole Inventions on account of a Third Party’s manufacture, use, sale or other commercialization of a product, Product and/or DRP Biomarker in the Territory (in each case, a “Product Infringement”), then each Party shall promptly notify the other Party in writing of any such Product Infringement of which it becomes aware, and shall provide evidence in such Party’s possession demonstrating such Product Infringement. Each Party shall immediately, but in no case more than five (5) Business Days, give written notice to the other Party of any certification of which it becomes aware filed pursuant to 21 U.S.C. Sections 355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) claiming any LP Patent or OV/MPI Patent Covering Product and/or DRP Biomarker is invalid or unenforceable, or that infringement will not arise from the development, registration, manufacture, use distribution, offer for sale, sale or other exploitation or commercialization of a product by a Third Party.

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(b) Enforcement Rights.

(i) Except as provided in Section 7.5(d) and subject to the remainder of this Section 7.5(b), during the Term, OV shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in such Product Infringement of the LP Technology and/or OV/MPI Technology and/or OV’s rights in Sole Inventions in the Territory, at OV’s expense. If OV has not brought suit to enforce such LP Technology against such Person within thirty (30) days after OV’s receipt or delivery (as applicable) of notice and information under Section 7.5(a), then LP shall have the right, but not the obligation, to commence a suit or take action to enforce the applicable LP Technology with respect to such Product Infringement in the Territory, at LP’s expense. Notwithstanding the foregoing, LP shall not, and shall not permit any other licensee of LP under the LP Patents in the Territory to, proceed against an alleged infringer of the LP Patents in the Territory (1) unless significant damages are reasonably expected to be recovered from the infringer in such proceeding, and (2) without first consulting with OV regarding the strategy for such proceeding and considering in good faith OV’s comments regarding such proceeding.

Each Party shall provide to the Party enforcing any such rights under this Section 7.5(b) reasonable assistance in such enforcement, including using best efforts if required to establish and maintain standing to join such action as a party plaintiff if necessary to bring such an action under Applicable Law. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.

(ii) Any recovery obtained by any enforcing Party as a result of any proceeding described in this Section 7.5, by settlement or otherwise, shall be applied in the following order of priority: (1) first, to reimburse each Party for all litigation costs in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and (2) second, (A) as to recoveries based on lost profits, LP will receive an amount commensurate with the royalty and milestone payments it would have received if OV had earned such profits and booked the applicable sales through the sale of Products in the Territory and OV shall retain the balance; and (B) as to recoveries based on other than lost profits, seventy-five percent (75%) to the enforcing Party and twenty-five percent (25%) to the non-enforcing Party.

(c) Settlement. Without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, neither Party shall settle any claim, suit or action that it brought under this Section 7.5 involving LP Technology and/or OV/MPI Technology and/or OV’s rights in Sole Inventions in any manner that would negatively impact such intellectual property or that would limit or restrict the ability of OV or its Affiliates or sublicensees, including Program Acquirer(s), to sell Products in the Territory.

(d) LP Technology Licensed from Third Parties. OV’s rights under this Section 7.5 with respect to any LP Technology licensed to LP by a Third Party shall be subject and subordinated to the rights of such Third Party preemptive rights to enforce such LP Technology and/or defend against any claims that such LP Technology is invalid or unenforceable, and the rights of such Third Party to share in any recoveries.

Oncology Venture-Lantern Pharma Irofulven License.

7.6 Patent Marking. Both Parties shall, and shall require its Affiliates and sublicensees, including Program Acquirer(s), to mark Products sold by it hereunder with appropriate patent numbers or indicia to the extent permitted by Applicable Law, in those countries in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringements of Patent Rights.

7.7 Trademarks. OV shall be responsible for, at its sole discretion, the selection, adoption, registration, maintenance and defense of all Compound and Product related trademarks for use in connection with the sale or marketing of Products in the Territory (the “OV Trademarks”), as well as all expenses associated therewith. OV shall own all OV Trademarks. All rights arising from the use by OV of the OV Trademarks in the Territory during the Term shall inure to OV’s benefit. OV shall have the sole right and discretion to bring infringement or unfair competition proceedings anywhere in the world involving infringement of or unfair competitive activities relating to the OV Trademarks in the Territory.

7.8 Infringement of Third Party IP. Each Party shall promptly notify the other in writing of any allegation, claim or suit that the Development, use, or Commercialization of Compound or a Product infringes or misappropriates a Third Party’s Patent Rights or other intellectual property rights. Subject to Section 6.3(d), each Party shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by such Party’s activities, at its own expense and by counsel of its own choice. OV shall be solely responsible for obtaining, at its sole expense and subject to Section 6.3(d), any agreements with Third Parties required in order to lawfully exercise its rights and responsibilities under this Agreement.

7.9 The CREATE Act. Each Party acknowledges and agrees that: (a) the provisions herein are intended to encompass and include a joint research agreement for the performance of experimental, developmental and research work as contemplated by 35 U.S.C. § 103(c)(3), and that any invention made in connection with the activities contemplated in this Agreement, whether made solely by or on behalf of one Party or jointly by or on behalf of both Parties, is intended to and should have the benefit of the rights and protections conferred by Public Law 108-453, the Cooperative Research and Enhancement Act of 2004 as codified in 35 U.S.C. §103(c)(2) (the “CREATE Act”); (b) in the event that a Party seeks to rely on the foregoing and invoke the CREATE Act with respect to any invention that is the subject of a patent application filed by or on behalf of such Party, such Party will give prior written notice(s) to the other Party of its intent to invoke the CREATE Act and of each submission or disclosure such Party intends to make to the USPTO pursuant to the CREATE Act, including: (i) any disclosure of or regarding the existence or contents of this Agreement to the USPTO; (ii) the disclosure of any “subject matter developed by the other Party” (as such term is used in the CREATE Act) in, without limitation, an information disclosure statement, or (iii) the filing of any terminal disclaimer over the intellectual property of the other Party, it being agreed that no such submission, disclosure or filing shall be made by such Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; (c) without limiting subsection (b) above (including the obligation to obtain a Party’s prior approval), it shall not be a violation of confidentiality obligations hereunder for a Party, as necessary in connection with the invocation of the CREATE Act, to disclose to the USPTO (i) the intellectual property of the other Party in, without limitation, an information disclosure statement or (ii) this Agreement, provided that such Party exercises reasonable efforts to limit the scope of such disclosure as strictly necessary to invoke the CREATE Act, including by reasonably redacting the material terms of this Agreement before any such disclosure; and (d) without limiting subsection (b) above, each Party will provide reasonable cooperation to the other Party in connection with such other Party’s efforts to invoke and rely on the CREATE Act.

Oncology Venture-Lantern Pharma Irofulven License.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows, as of the Effective Date:

(a) Corporate Existence and Power. It is a corporation or limited partnership, as applicable, duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or formed, and has all requisite power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b) Authority and Binding Agreement. It has the requisite power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and this Agreement has been duly executed and delivered on its behalf, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

(c) Consents. Disregarding such consents, approvals and authorizations contemplated in this Agreement to be obtained during the Term hereof, all necessary consents, approvals and authorizations of all Governmental Authorities and any Third Parties required to be obtained by it in connection with the execution and delivery of this Agreement have been obtained by it.

(d) No Conflict. The execution and delivery of this Agreement, the performance of such Party’s obligations hereunder and the licenses and sublicenses to be granted pursuant to this Agreement (i) to its knowledge, do not conflict with or violate any requirement of Applicable Law existing as of the Effective Date, (ii) do not conflict with or violate the certificate of incorporation, certificate of formation, by-laws, limited partnership agreement or other organizational documents of such Party, and (iii) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date, except as would not reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement.

Oncology Venture-Lantern Pharma Irofulven License.

(e) Notice of Infringement or Misappropriation. Such Party has not received any written notice or threat from any Third Party asserting or alleging that the research, Development, making or using of Compounds or Products by such Party prior to the Effective Date or upon Commercialization, infringed, misappropriated or diluted, or will infringe, misappropriate or dilute the intellectual property rights of such Third Party.

8.2 LP Technology. LP hereby represents and warrants to OV as of the Effective Date that:

(a) LP is the sole owner of all right, title and interest in and to, or holds or licenses, with the right to sublicense, the LP Technology, free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien, lease, sublease, option, or charge of any kind, limitations on transfer or any subordination arrangement in favor of a Third Party (other than Permitted Encumbrances) and, except for the licenses and sublicenses contemplated by ARTICLE 2, as of the Effective Date it has granted no other rights in favor of a Third Party under the LP Technology in the Territory and, except to the extent set out in the license agreement between LP and AFC (signed 15 January 2015), the rights granted to OV under this Agreement will not increase at any time the amount of any payments required under any agreement or arrangement forming part of the LP Technology;

(b) Without limiting the effect of Section 8.1(c)-(d), this Agreement does not conflict with the technology license agreement entered into between LP and AFC (signed 15 January 2015) or any other agreement on which LP’s rights to the LP Technology are based. LP’s representation and warranty set out in this subsection (b) in respect of the agreement between LP and AFC is on the part of LP conditioned on fulfillment of the condition subsequent set out in Section 13.16(d).

(c) LP is not, as of the Effective Date, developing Irofulven in the Field, specifically excepting Irofulven Analogues;

(d) No Third Party nor employee of LP has asserted or alleged in writing to LP or threatened that it has an ownership interest in the LP Technology, and no Third Party has contested or asserted in writing to LP that the LP Patents are not valid or enforceable in the Territory;

(e) To the knowledge of LP as of the Effective Date, the Development, use and Commercialization of Compound or Product(s) (in its current form) in the Territory does not infringe any valid or enforceable claims of any Third Party issued patent or, if issued, any claims of any Third Party’s Patent Rights;

(f) LP has not received written notice of any interference or opposition proceeding relating to the LP Patents in the Territory or any notice with regard to infringement of Third Parties’ rights as per subsection (d) above;

(g) LP has made available to OV all data, results or other information derived from or regarding any preclinical or clinical study that would be reasonably expected to be relevant to an evaluation of any material safety risks and/or Development risks associated with the Product, including information provided in the LP Data Package;

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8.3 Compliance with Law. Each Party shall, and shall ensure that its Affiliates and sublicensees shall, comply in all material respects with all Applicable Laws in exercising their rights and fulfilling their obligations under this Agreement.

8.4 Representations regarding Debarment. Each Party represents, warrants and covenants that as of the Effective Date and during the Term, neither it nor its Affiliates nor any of their respective directors, officers, or employees, and, to its knowledge based upon reasonable inquiry, any Third Party (and its directors, officers, employees and consultants), in each case who were responsible for the development of the Product:

(a) are debarred under Section 306(a) or 306(b) of the FD&C Act;

(b) have been charged with, or convicted of, any felony under Applicable Laws related to any of the following: (A) the development or approval of any drug product or the regulation of any drug product under the FD&C Act; (B) a conspiracy to commit, aid or abet the development or approval of any drug product or regulation of any drug product; (C) health care program-related crimes (involving Medicare or any State health care program); (D) patient abuse, controlled substances, bribery, payment of illegal gratuities, fraud, perjury, false statement, racketeering, blackmail, extortion, falsification or destruction of records; (E) interference with, obstruction of an investigation into, or prosecution of, any criminal offense; or (F) a conspiracy to commit, aid or abet any of these listed felonies or misdemeanors; and

(c) is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Federal or State health care programs (including convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Federal procurement or nonprocurement programs;

(d) it will notify the other Party immediately, but in no event later than five (5) days, after knowledge of any exclusion, debarment, suspension or other ineligibility occurring during the Term.

8.5 Regulatory Matters. LP hereby represents and warrants the following to OV as of the Effective Date:

(a) LP has provided or made available, when requested by OV to conduct its due diligence review (pursuant to Section 13.16), any and all material documents and communications in its possession from and to the FDA or any other Governmental Authority, or prepared by the FDA or any other Governmental Authority, related to a Product, that may bear on compliance with the requirements of the FDA or any other Governmental Authority in the Territory, including any notice of inspection, inspection report, warning letter, deficiency letter, or similar communication;

(b) Neither LP nor any of its Affiliates has received, with respect to a Product, any oral or written communication (including any warning letter, untitled letter, or similar notices) from the FDA or other Governmental Authority in the Territory and there is no action pending or, to LP’s knowledge, threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that with respect to Compound or a Product, LP or any of its Affiliates is not currently materially in compliance with any and all Applicable Laws implemented by the FDA or other Governmental Authority in the Territory. Neither LP nor any of its Affiliates has received any written notice from any Governmental Authority in the Territory claiming that the Development, use or Commercialization of Compound or a Product is noncompliant with any Applicable Laws;

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(c) To LP’s knowledge, none of LP, any of its Affiliates or any of their respective officers, employees or agents has made, with respect to Compound or a Product, an untrue statement of a material fact to the FDA or other Governmental Authority in the Territory or failed to disclose a material fact required to be disclosed to the FDA or other Governmental Authority in the Territory;

(d) To LP’s knowledge, all Development, use and Commercialization of Compound or Products by or on behalf of LP and its Affiliates has been conducted in compliance with all Applicable Laws as applicable and required at the time such activity was performed; and

(e) There is no material matter known to LP as of the Effective Date that has not been disclosed by LP to OV concerning the safety or efficacy of Compound or any Product.

8.6 OV Technology. OV hereby represents and warrants to LP as of the Effective Date that:

(a) OV is the sole owner of all right, title and interest in and to, or holds or licenses, with the right to sublicense, the OV/MPI Technology, free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien, lease, sublease, option, or charge of any kind, limitations on transfer or any subordination arrangement in favor of a Third Party (other than Permitted Encumbrances) and, except for the licenses and sublicenses contemplated by ARTICLE 2, as of the Effective Date it has granted no other rights pertaining to DRP Biomarker in favor of a Third Party under the OV/MPI Technology in the Territory that would conflict with the conduct and purpose of the Program;

(b) OV is not, as of the Effective Date, developing any product directly competitive with Irofulven for Primary Indication in the Field;

(c) No Third Party, other than MPI, nor employee of OV has asserted or alleged in writing to OV or threatened that it has an ownership interest in the OV/MPI Technology, and no Third Party has contested or asserted in writing to OV that the OV/MPI Patents are not valid or enforceable in the Territory;

(d) To the knowledge of OV as of the Effective Date, the development, manufacture, use, and sublicensing of DRP Biomarker in the Territory does not infringe any valid or enforceable claims of any Third Party’s issued patent or, if issued, any claims of any Third Party’s pending patent applications;

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8.7 Representations regarding LP Shares. OV hereby represents and warrants the following to LP as of each of the Effective Date and the issuance date of LP shares to OV:

(a) Investment Intent. OV is acquiring the LP shares for its own account for investment purposes only and not with a view to or for distributing or reselling such securities or any part thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of such securities in compliance with applicable federal and state securities laws and with such other restrictions as may apply, including the restrictions set forth in the Registration Rights and Stockholder Agreement. OV does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the OV shares in LP.

(b) Purchaser Status. OV meets one or more of the standards for an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(c) Access to Information. OV has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of LP concerning the terms and conditions of the issuance of the LP shares to OV and the merits and risks of investing in such securities; (ii) access to information about LP and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that is necessary to make an informed investment decision with respect to the shares purchased by OV.

(d) Restrictions on Resale. OV understands that the LP shares to be issued upon the conditions outlined under Section 6.9 have not been and will not be registered under the Securities Act upon issuance and must be held indefinitely unless or until a subsequent disposition thereof is registered under the Securities Act (including under the registration statement contemplated by the Registration Rights and Stockholder Agreement) or is exempt from such registration, that the purchased LP shares will also be subject to the restrictions on transfer set out in the Registration Rights and Stockholder Agreement, and that the share certificate for such LP shares purchased by OV will contain a restrictive legend substantially as set forth in the Registration Rights and Stockholder Agreement.

8.8 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of a Party or its Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with a Party or its Affiliates or any action taken by a Party or its Affiliates; provided that a Party shall bear all liabilities associated with claims by any broker, finder, agent or similar intermediary that it is entitled to any broker’s, finder’s or similar fee or other commission in connection with this Agreement or the transactions contemplated hereby asserted against such Party or its Affiliates.

8.9 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 8, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

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ARTICLE 9

INDEMNIFICATION

9.1 General Indemnification by LP. LP shall defend, indemnify, and hold harmless OV, its Affiliates, and their respective officers, directors, employees, consultants and authorized agents and their respective successors and assigns or heirs, as the case may be (the “OV Indemnitees”) from and against any and all claims, damages, liabilities, losses, costs (including reasonable attorneys’ fees and expenses) and expenses (collectively “Losses”) to the extent resulting from any claim of a Third Party against such OV Indemnitee based on or arising out of:

(a) any misrepresentation or breach of any of LP’s representations, warranties, covenants or obligations under this Agreement;

(b) the gross negligence or willful misconduct of, or violation of Applicable Law by, LP, its Affiliates, licensees, contractors, distributors, or their respective officers, directors, employees, consultants or authorized agents under this Agreement;

(c) Product Liability claims under Section 9.3(b).

The foregoing indemnity obligations shall not apply to the extent that the Losses of such OV Indemnitee were caused by: (i) a breach of any of OV’s representations, warranties, covenants, or obligations under this Agreement; or (ii) the gross negligence or willful misconduct of, or violation of Applicable Law by, such OV Indemnitee.

9.2 General Indemnification by OV. OV shall defend, indemnify and hold harmless LP, its Affiliates, and their respective officers, directors, employees, consultants and authorized agents and their respective successors and assigns or heirs, as the case may be (the “LP Indemnitees”) from and against any and all Losses to the extent resulting from any claim of a Third Party against such LP Indemnitee based on or arising out of:

(a) any misrepresentation or breach of any of OV’s representations, warranties, covenants or obligations under this Agreement;

(b) the gross negligence or willful misconduct of, or violation of Applicable Law by, OV, its Affiliates, licensees, distributors or their respective officers, directors, employees, consultants or authorized agents under this Agreement; or

(c) Product Liability claims under Section 9.3(a).

The foregoing indemnity obligation shall not apply to the extent that the Losses of such LP Indemnitee were caused by: (i) a breach of any of LP’s representations, warranties, covenants, or obligations under the Agreement; or (ii) the gross negligence or willful misconduct of, or violation of Applicable Law by, such LP Indemnitee.

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9.3 Product Liability Indemnification

(a) Notwithstanding anything to the contrary herein, OV shall be solely responsible for all Losses from Product Liability claims brought in the Territory, other than to the extent covered in clause (b) below, resulting directly from (i) OV’s breach of its warranties, covenants or agreements contained in this Agreement, (ii) the violation of any Applicable Laws by OV, its Affiliates, distributors or sublicensees (other than LP, its Affiliates, licensees or contractors), (iii) Development activities by OV, its Affiliates or sublicensees (other than LP, its Affiliates, licensees or contractors), (iv) the Development, use and Commercialization of Compound and Product(s) by or on behalf of OV or its Affiliates, licensees or sublicensees (other than LP, its Affiliates, licensees or contractors), (v) the conduct of clinical trials for the Product anywhere by OV, its Affiliates, licensees or sublicensees (other than LP, its Affiliates, licensees or contractors) and/or (vi) inaccurate or misleading content of any sales or promotional literature in connection with the marketing, promotion and sale of the Product in the Territory.

(b) Notwithstanding anything to the contrary herein, LP shall be solely responsible for all Losses from Product Liability claims, other than to the extent covered in clause (a) above, resulting directly from (i) LP’s breach of its warranties, covenants or agreements contained in this Agreement, (ii) the violation of any Applicable Laws by LP, its Affiliates or licensees (other than OV, its Affiliates, licensees or contractors), (iii) Development activities by LP, its Affiliates or licensees or contractors (other than OV, its Affiliates, licensees or contractors), (iv) the Development, use, and Commercialization of Compound and Product(s) by or on behalf of LP or its Affiliates, licensees or sublicensees (other than OV, its Affiliates, licensees or contractors) inside or outside the Territory prior to the Effective Date or during the Term, and (v) the conduct of clinical trials for the Product anywhere by LP, its Affiliates, licensees or sublicensees (other than OV, its Affiliates, licensees or contractors). For the avoidance of doubt, OV shall have no liability with regard to Irofulven Analogues pursued by LP.

9.4 Indemnification Procedures.

(a) Notice of Claim. All indemnification claims in respect of any indemnitee seeking indemnity under this Agreement will be made solely by the corresponding Party seeking indemnity under this ARTICLE 9 (the “Indemnified Party”). The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification under this ARTICLE 9, as applicable. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party claim.

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(b) Control of Defense. At its option, the Indemnifying Party may at its own cost assume the defense of any Third Party claim subject to indemnification as provided for in this ARTICLE 9 by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice, provided however that (i) the claim solely seeks monetary damages and (ii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the claim in full (the matters described in (i) and (ii), the “Litigation Conditions”). The Indemnified Party may, at any time, assume all such defense if the Litigation Conditions are not satisfied at any time. Upon assuming the defense of a Third Party claim in accordance with this Section 9.4, the Indemnifying Party shall be entitled to appoint lead counsel in the defense of the Third Party claim. Should the Indemnifying Party assume the defense of a Third Party claim, except as otherwise set forth in this Section 9.4(b), the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party claim.

(c) Right to Participate in Defense. Without limiting Section 9.4(b), any Indemnified Party will be entitled to participate in, but not control, the defense of a Third Party claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume and actively further the defense and employ counsel in accordance with Section 9.4(b) (in which case the Indemnified Party will control the defense), or (iii) the Indemnifying Party no longer satisfies the Litigation Conditions.

(d) Settlement. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.4(d). If a firm offer is made to settle a Third Party claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party claim, the Indemnifying Party may settle the Third Party claim upon the terms set forth in such firm offer to settle such Third Party claim. If the Indemnified Party has assumed the defense pursuant to Section 9.4(c), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(e) Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party claim, the Indemnified Party will at its own cost cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

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9.5 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY EXEMPLARY, SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, COSTS OR EXPENSES (INCLUDING LOST PROFITS, LOST REVENUES AND/OR LOST SAVINGS) ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE

POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY IN CONNECTION WITH (A) THIRD PARTY CLAIMS UNDER SECTION 9.1 OR 9.2, (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ARTICLE 10, OR (C) DAMAGES TO THE EXTENT ARISING FROM OR RELATING TO WILLFUL MISCONDUCT OR FRAUDULENT ACTS OR OMISSIONS OF A PARTY.

9.6 Insurance.

(a) Comprehensive General Liability. Each Party shall maintain at such Party’s sole expense, comprehensive general liability insurance coverage in amounts reasonably determined by the Parties from time to time but at least appropriate to the risk involved in Developing, manufacturing, transporting, selling or marketing the Products, and listing the other Party as an additional insured; provided, however, that unless agreed to by the Parties, in no event shall a Party maintain less than five million U.S. dollars ($5,000,000.00) of such liability insurance following the commencement of the Phase 2 Clinical Trial(s) in the U.S or other development or distribution activity with respect to the Products in the U.S, which can include a combination of general liability insurance and an umbrella policy. Such insurance shall be in effect as of the Effective Date; provided that each Party reserves the right to satisfy its obligations under this Section 9.6(a) through self-insurance (as reasonably acceptable to the other Party) and provided that if a Party chooses not to be self-insured, the obligation of the Party to institute and maintain the specific minimum coverage amount set out in the before-mentioned shall only apply at the time such activities as mentioned herein are engaged in the U.S. The liability insurance to be taken out by OV with regard to Phase 2 Clinical Trial(s) conducted in Denmark provides for insurance coverage which in the reasonable opinion of OV is sufficient and appropriate taking the potential risk of liability for OV in Denmark into consideration.

(b) Product Liability. As of the Effective Date, OV and LP shall each establish and maintain product liability (including clinical trial liability) or other appropriate insurance, which in case that the Phase 2 Clinical Trial(s) is conducted in the U.S. shall be in the minimum amount of [***] U.S. dollars ($ [***]) per occurrence, and [***] U.S. dollars ($ [***]) in the aggregate, and shall specify the other Party as an additional insured. Regardless of the location of the Phase 2 Clinical Trials, the foregoing coverage levels shall be instituted and maintained by a Program Acquirer at the time it chooses to commence Phase 3 Clinical Trials in the U.S. Before commencing other development or distribution activities subsequent to Phase 3 Clinical Trials in the U.S, a Program Acquirer shall institute and maintain customary product liability insurance with regard to such activities.

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ARTICLE 10

CONFIDENTIALITY

10.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information of the other Party except for that portion of such information or materials that the receiving Party can demonstrate by competent proof:

(a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party, as established by written records;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the receiving Party or its Affiliate by a Third Party who is not bound by an obligation of confidentiality to the disclosing Party with respect to such information; or

(e) is subsequently independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of Confidential Information, as established by written records.

Notwithstanding the foregoing, the receiving Party may disclose without violation of this Agreement such portion of the Confidential Information as is required or permitted to be disclosed if, on the advice of counsel, it is required under Applicable Law or pursuant to legal process to disclose such Confidential Information of the other Party; provided that unless otherwise prohibited by Applicable Law, the receiving Party first advises the disclosing Party of such intended disclosure and provides the disclosing Party with the opportunity to seek appropriate judicial or administrative relief to avoid, or obtain confidential treatment of, such disclosure at the disclosing Party’s sole cost and expense.

The confidentiality provisions set forth herein shall supersede and replace OV’s and LP’s rights and obligations under the Existing Confidentiality Agreement (between OV, LP, MPI, and Bruce Pratt)(effective September 23, 2014) and shall be deemed to cover all Confidential Information (as defined in the Existing Confidentiality Agreement) disclosed or obtained by OV and LP under the Existing Confidentiality Agreement.

Unless otherwise specified in writing, all documents, record bearing media and materials containing or embodying Confidential Information provided by the disclosing Party shall remain the property of the disclosing Party. Upon the written request of the disclosing Party, and if not causing any limitations to the receiving Party’s compliance with obligations or exercise of rights under this Agreement, the receiving Party agrees to return all such Confidential Information or destroy all documents, record bearing media and materials created by the receiving Party that contain or embody any Confidential Information of the disclosing Party, as well as any copies thereof, except for one copy which may be retained by the receiving Party’s legal counsel for purposes of complying with such Party’s obligations under this ARTICLE 10.

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Each Party shall use reasonable efforts to mark disclosed proprietary information as “Confidential”. If such proprietary information is disclosed orally, the disclosing Party shall use reasonable efforts to indicate such information as “Confidential” at the time of oral disclosure, and confirm the same in subsequent confirmatory writing. However, any failure to mark or indicate disclosed information as being “Confidential” shall not in itself omit the information from being considered Confidential Information or being subject to the confidentiality obligation set out in this ARTICLE 10.

10.2 Authorized Disclosure. Notwithstanding Section 10.1, each Party may disclose Confidential Information belonging to the other Party solely to the extent such Party determines such disclosure is reasonably necessary in the following situations:

(a) prosecuting or defending litigation relating to this Agreement;

(b) disclosure to its and its Affiliates respective directors, officers, employees, consultants, professional advisors, lenders, insurers, sublicensees and potential Program Acquirer(s) only on a need-to-know basis and solely as necessary in connection with this Agreement, provided that each disclosee must be bound by obligations of confidentiality and non-use no less stringent than those set forth in Sections 10.1 and 10.2 prior to any such disclosure; and

(c) solely with respect to the material terms of this Agreement, disclosure to any bona fide potential or actual investor, investment banker, acquirer, merger partner, or other potential or actual financial partner; provided that each disclosee must be bound by obligations of confidentiality and non-use no less stringent than those set forth in Sections 10.1 and 10.2 prior to any such disclosure. The receiving Party shall be liable for any breach of such confidentiality and non-use obligations by any such Third Party.

10.3 Publicity; Terms of Agreement.

(a) The Parties shall make a joint public announcement of the execution of this Agreement on or after the Effective Date. OV shall be responsible for preparing a draft of such press release and providing the same to LP, for review and comment, no later than three (3) Business Days following the Effective Date, but may do so prior to the Effective Date. LP shall provide its written comments and suggested edits to the draft press release to OV no later than three (3) Business Day following receipt from OV of the draft. Failure by LP to respond to OV in the required time period shall be deemed consent by LP to the draft press release provided by OV. The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the authorized disclosure provisions set forth in Section 10.2 and this Section 10.3. Each Party may publicly disclose without violation of this Agreement, such terms of this Agreement as are, on the advice of counsel, required by the rules and regulations of the United States Securities and Exchange Commission or any successor (“SEC”), The NASDAQ Stock Market, Inc. the NASDAQ OMX Group, Inc. NASDAQ OMX Nordic, NASDAQ OMX Copenhagen A/S (Copenhagen stock exchange), First North and/or Stockholm Stock Exchange; provided that such Party shall advise the other Party of such intended disclosures and provide the other Party with reasonable opportunity to request that such Party seek (at such Party’s expense) confidential treatment of such disclosures to be filed with the relevant securities exchange. Subject to the immediately preceding sentence, each Party shall consult with the other Party, and the other Party shall have the right to review and comment with respect to the redaction of the terms of this Agreement or Confidential Information as part of the confidential treatment request to the SEC or other securities exchange.

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(b) After release of the press release announcing this Agreement and excluding any public disclosures of the terms of this Agreement that are authorized by Section 10.3(a), if either Party desires to make a public announcement concerning the material terms of this Agreement, milestones achieved under this Agreement or other Confidential Information of the other Party, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, conditioned or delayed. A Party commenting on such a proposed press release under this subsection (b) shall provide its comments, if any, within five (5) Business Days after receiving the press release for review. In relation to each Party’s review of such an announcement, such Party may make specific, reasonable comments on such proposed press release or other public disclosure within the prescribed time for commentary and the other Party shall make reasonable efforts to adopt such comments. Neither Party shall be required to seek the permission of the other Party to disclose any information already disclosed or otherwise in the public domain, provided such information remains accurate.

10.4 Publications. Neither Party shall publicly present or publish results of studies, clinical or otherwise, carried out under this Agreement (each such presentation or publication, a “Publication”) without the prior approval of the other Party, which shall not be unreasonably withheld. The submitting Party shall provide the other Party with the opportunity to review any proposed Publication at least thirty (30) days prior to the earlier of its presentation or intended submission for publication. Notwithstanding the foregoing, OV shall not have the right to publish or present LP’s Confidential Information without LP’s prior written consent, and LP shall not have the right to publish or present OV’s Confidential Information without OV’s prior written consent.

10.5 Clinical Trial Registries. In connection with any data or other information generated by a Party hereunder, each Party shall have the right to publish such data and information without further approval from the other on ClinicalTrials.gov or other public web based data entry system in accordance with the International Committee of Medical Journal Editors (ICMJE). The Party that conducts the clinical study in accordance with this Agreement shall be exclusively responsible for registering the study in accordance with, the Food and Drug Administration Amendments Act (FDAAA) of 2007 (if conduced in the U.S.), updating and/or amending such clinical trial registration as appropriate, and publishing the results of such trial in accordance with Applicable Laws.

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ARTICLE 11

TERM AND TERMINATION

11.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this ARTICLE 11, shall remain in effect for an initial period of three (3) years (together with any extensions or renewals thereof, the “Term”).

(a) Upon successful conclusion of the Phase 2 Clinical Trial for Primary Indication (or Replacement Secondary Indication), OV shall, irrespective of whether a Program Acquirer has been identified or not, be entitled to extend the Term of the Agreement by a written notice to LP, provided that OV continues to comply with ARTICLE 5. The extension shall be for such additional period of time which in OV’s reasonable opinion would be appropriate in order to conclude a Program Acquirer Agreement with a Program Acquirer in the Territory. If OV has not been able to conclude a Program Acquirer Agreement within the extension period, OV may by a written notice to LP extent the Agreement by a further and final period of time which in the reasonable opinion of OV is appropriate for the described purpose. Where OV as per Sections 5.4, 5.5 and this Section 11.1(a) decides that it itself will pursue and advance the development of Product past Phase 2 Clinical Trial and Commercialize Product as contemplated in this Agreement, and notifies LP hereof, the Term of the Agreement shall be automatically extended through the Royalty Expiration Date. For purposes of this Section 11.1(a), successful conclusion of the Phase 2 Clinical Trial for Primary Indication (or Replacement Secondary Indication) shall be determined by the JDC.

(b) Upon Technical Failure of the Phase 2 Clinical Trial for Primary Indication (or Replacement Secondary Indication), OV shall have the right, upon at least sixty (60) days’ advance written notice to LP prior to the expiration of the Term, to renew this Agreement, on its existing terms and conditions, for additional period of three (3) years, upon payment to LP of a renewal fee of [***] dollars ($ [***]). For purposes of this Section 11.1(b), any Technical Failure shall be determined by the JDC.

(c) Irrespective of what is set out in Section 11.1(a), upon the expiration of the Term (including any extension as per subsection (a) above and/or any renewal period under subsection (b) above), and provided that the Phase 2 Clinical Trial for Primary Indication (or a Secondary Indication) is successful and OV has successfully engaged a Program Acquirer, the Term of this Agreement shall be automatically extended through the Royalty Expiration Date. For purposes of this Section 11.1(c), successful conclusion of the Phase 2 Clinical Trial for Primary Indication (or a Secondary Indication) shall be determined by the JDC.

11.2 Termination at Will.

(a) OV shall have the right to terminate this Agreement in its entirety and in its sole discretion upon one hundred twenty (120) days written notice to LP.

(b) A Party may terminate this Agreement by a (30) thirty days’ written notice in the event the other Party is affected by Force Majeure and the affected Party is unable to meet its obligations hereunder as a result of a Force Majeure condition having lasted for more than sixty (60) days. For the avoidance of doubt, LP shall not be entitled to terminate this Agreement due to Force Majeure affecting OV where OV has a pending right to extend deadlines for performance of its obligations, irrespective that the reason why the initial deadlines are not met is due to Force Majeure affecting OV.

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(c) Notwithstanding subsections (a)-(b) above, OV shall have the right to terminate this Agreement upon written notice effective immediately in the event that:

(i) the FDA prohibits the further clinical use of the Product or terminates the IND under 21 CFR 312.44 on grounds of safety (or equivalent grounds with respect to any part of the Territory outside of the U.S. Territory). This termination excludes failure of OV to comply with any applicable requirement of regulations 21 CFR 312.50 or 21 CFR 312.56; or

(ii) a clinical hold imposed by the FDA or other Governmental Authority is definitively converted to “inactive status” under 21 CFR 312.45 on grounds of safety (or equivalent grounds with respect to such other part of the Territory).

(d) LP may have the right to terminate certain rights and obligations of OV/Program Acquirer(s) under this Agreement as per Section 5.6. In the event of LP’s exercise of such termination rights, Section 11.7 (Effect of Termination of the Agreement) shall not apply.

11.3 Termination by OV for Breach by LP. In the event that LP, after receiving written notice from OV identifying a material breach by LP of its obligations under this Agreement, fails to cure such material breach within sixty (60) days from the date of such notice, then OV may elect to terminate this Agreement, in which case the licenses granted to OV under Section 2.1 shall terminate, and OV shall be entitled to claim from LP all damages which would be due to OV, and to seek all other remedies available to OV, for such breach as permitted by this Agreement or at law.

Notwithstanding the foregoing, if LP is alleged to be in material breach and disputes such termination through the dispute resolution procedures set forth in this Agreement, then OV’s right to terminate this Agreement shall be tolled for up to one hundred and twenty (120) days; provided that LP may move for a preliminary determination as to whether LP is likely to prevail with respect to the issue of whether LP is in breach and, if the arbitrators make a preliminary determination that LP is likely to prevail with respect to such issue, then OV’s right to terminate this Agreement shall be tolled for so long as the dispute resolution procedures are being pursued by LP in good faith or until it is determined by the arbitrators that LP is in material breach. Following a determination that LP is in material breach (whether preliminary or otherwise), LP shall have the right to cure such breach within the cure period provided above in this Section 11.3 prior to any termination becoming effective or any remedies being enforced.

Oncology Venture-Lantern Pharma Irofulven License.

11.4 Termination by LP due to breach by OV. In the event that OV materially breaches this Agreement, and fails to cure such breach within sixty (60) days of receipt of written notice identifying such breach from LP (or, in the case of payment obligations, thirty (30) days from the date of such notice), then LP may terminate this Agreement upon written notice to OV effective immediately, in which case the licenses granted to OV under Section 2.1 shall terminate, except as necessary for OV to exercise its continuing rights and fulfill its continuing obligations (and exercise of rights) under Section 11.7(d), and LP shall be entitled to claim from OV all damages which would otherwise be due to LP and to seek all other remedies otherwise available to LP for such breach as permitted by this Agreement. The Parties agree that, without limitation, the following shall constitute a material breach of this Agreement: (a) OV does not engage in Development activities under the Clinical Development Plan for a consecutive period of twelve (12) months, except to the extent that Section 4.3(d) exempts such inactivity from being a breach of OVs obligations), (b) OV fails to complete the target patient enrollment in the Phase 2 Clinical Trial for Primary Indication (or Replacement Secondary Indication) in the Territory within twenty-four (24) months following the Effective Date, except to the extent that Section 4.3(d) exempts such enrollment failure from being a breach of OVs obligations, and (c) in case OV in respect of disputed milestone or royalty payment(s) fails to pay any undisputed part of such milestone, or royalty payment(s) by the date when such undisputed amount is required to be paid pursuant to this Agreement, and such payment failure is not cured within thirty (30) days of LP’s written notice thereof or within thirty (30) days of resolution of any such dispute.

Notwithstanding the foregoing, if OV is alleged to be in material breach and disputes such termination through the dispute resolution procedures set forth in this Agreement, then LP’s right to terminate this Agreement shall be tolled for up to one hundred and twenty (120) days; provided that OV may move for a preliminary determination as to whether OV is likely to prevail with respect to the issue of whether OV is in breach and, if the arbitrators make a preliminary determination that OV is likely to prevail with respect to such issue, then LP’s right to terminate this Agreement shall be tolled for so long as the dispute resolution procedures are being pursued by OV in good faith or until it is determined by the arbitrators that OV is in material breach. Following a determination that OV is in material breach (whether preliminary or otherwise), OV shall have the right to cure such breach within the cure period provided above in this Section 11.4 prior to any termination becoming effective or any remedies being enforced.

11.5 Termination for Failure of Conditions Subsequent. (i) OV may terminate this Agreement by written notice with immediate effect upon the failure of any of the Conditions Subsequent required in Section 13.16, and (ii) LP may terminate this Agreement by written notice with immediate effect upon the failure of the Conditions Subsequent required in Section 13.16 subsections (a) and (d).

11.6 Termination Upon Bankruptcy. Either Party shall have the right to terminate this Agreement immediately by providing written notice, if the other Party: (a) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its assets, (b) makes a general assignment for the benefit of its creditors, (c) is dissolved or liquidated in full or in substantial part, (d) commences a voluntary case under Chapter 7 (or “Chapter 7 Case”) of the United States Bankruptcy Code or consents to any such relief or to the appointment of or taking possession of its property by any official in such an involuntary case or such other proceeding commenced against it, (e) takes any corporate action for the purpose of effecting any of the foregoing, (f) a case under Chapter 11 of the Bankruptcy Code in respect of such Party is converted to a Chapter 7 Case, or (g) becomes the subject of an involuntary Chapter 7 Case or other proceeding seeking liquidation with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect that is not dismissed within sixty (60) days after commencement. Irrespective of what is set out in this Section 11.6, a Party shall not be entitled to terminate the Agreement as per this Section 11.6 if the Party exercises rights under Section 11.9.

Oncology Venture-Lantern Pharma Irofulven License.

11.7 Effect of Termination of the Agreement. Upon termination of this Agreement, the following shall apply (in addition to any other rights and obligations under Section 11.8 or otherwise under this Agreement with respect to such termination):

(a) Licenses; Covenant to Negotiate. In the event of termination of this Agreement by either Party (other than as provided in Section 11.1), the licenses granted to OV under Section 2.1 and any other licenses and rights granted to OV under this Agreement shall terminate and all rights in the LP Technology shall return to LP. Upon termination of this Agreement prior to the completion of a Phase 2 Clinical Trial, except in the case of termination by OV under Sections 11.3, 11.5 or 11.6, OV agrees to negotiate in good faith with LP the terms and conditions for a non-exclusive, royalty-bearing, worldwide license under the OV/MPI Technology to the extent necessary to continue conducting research, Development and, for the purpose of research and Development, manufacturing activities in the Territory solely in support of obtaining Regulatory Approval worldwide of Products in the Territory. For purposes of clarity, such non-exclusive license, if granted to LP, shall not include any right to market, distribute, sell, or offer for sale the DRP Biomarker alone or in connection with Compound or Products, which rights remain at all times solely with OV. OV will accept as part of such terms and conditions for license (i) that the payments shall be based on a mechanism operating with a royalty payment by LP to OV of a percentage of LP’s and its Affiliates’ income from commercialization of any kind, such percentage to be in line with the royalty percentage generally applicable in license agreement(s) under which OV has granted license to DRP biomarkers to Third Parties, or, where such licenses have not been granted, the royalty percentage payable by OV to MPI under the Biomarker Agreement plus a reasonable margin, (ii) that LP shall have the right to sublicense any license granted to it by OV under this Section 11.7(a) to its Affiliates without OV’s consent and (iii) that, subject to the forgoing, the terms and conditions shall otherwise reflect market terms and conditions at the time of negotiation.

(b) Trademarks and Domain Names. With the exception of termination of this Agreement by OV under Sections 11.3, 11.5 or 11.6, OV agrees to negotiate in good faith with LP for the sale, assignment, and transfer by OV to LP of any OV trademarks and domain names acquired by OV under this Agreement relating to the promotion and sale of Product(s).

(c) Regulatory Materials and Information. Upon termination of this Agreement prior to the completion of a Phase 2 Clinical Trial, except in the case of termination of this Agreement by OV under Section 11.3, 11.5 or 11.6, OV agrees on the terms and conditions to be negotiated in good faith by the Parties to provide LP with access to, and copies of all Regulatory Materials, Information, and Regulatory Approvals for Products in the Territory that are held or licensed by OV or its Affiliates or sublicensees, to the extent such Regulatory Materials, Information, and Regulatory Approvals were developed and obtained by OV in connection with this Agreement. For purposes of clarity, all information and materials contained within the LP Data Package provided to OV shall be returned to, and exclusively owned by, LP upon termination of this Agreement as provided in subsection (a) above.

Oncology Venture-Lantern Pharma Irofulven License.

(d) Clinical Inventory. Upon Termination of this Agreement, LP may upon request, except in case of termination by OV under Section 11.3, 11.5 or 11.6, purchase at cost plus a five percent (5%) margin all of the clinical inventory of bulk or finished Products held or controlled by OV as of the date of termination (including raw materials, intermediates, and finished, unfinished, or partially finished goods). LP shall notify OV within ten (10) days after the date of termination whether LP wishes to purchase such clinical inventory. In the event LP does not purchase such inventory, then OV and its Affiliates shall be permitted to sell such inventory; provided that such sales occur within six (6) months after termination.

(e) Sublicense Agreements. Except as otherwise provided in Section 11.1(c), the Parties agree that upon termination of this Agreement for any reason, all sublicenses granted by OV to Affiliates or Third Parties under the LP Technology shall immediately terminate. OV shall be responsible for ensuring that the terms of any such sublicenses provide for such immediate termination.

11.8 Accrued Liabilities; Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination (including any milestone or other payment that has been triggered by an event occurring prior to the effective date of termination or expiration - however if the triggering event occurs after the date of a breach of the Agreement by LP, OV may abstain from making the payment until such time where the Parties agree or the arbitration court rules that LP was not in breach), nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

11.9 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by LP and OV are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the United States Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party. The Parties acknowledge and agree that the provisions of this Section 11.9 shall not apply to the extent that (1) the bankruptcy proceeding contemplated hereunder is initiated by the other Party or (2) OV terminates this Agreement pursuant to Section 11.6.

Oncology Venture-Lantern Pharma Irofulven License.

11.10 Survival. Provisions of this Agreement that, according to their nature, shall continue to apply also after the termination or expiration of this Agreement shall survive any expiration or termination of this Agreement. For the avoidance of any doubt the the following provisions shall survive any expiration or termination of this Agreement, where applicable for the period of time specified: ARTICLE 2, Sections 4.5-4.8, 4.10, and 5.7, Sections 6.4-6.8, ARTICLE 7, ARTICLE 8, ARTICLE 9, ARTICLE 10, ARTICLE 11, ARTICLE 12 and ARTICLE 13.

ARTICLE 12

DISPUTE RESOLUTION

12.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree to follow the procedures set forth in this ARTICLE 12 if and when a dispute arises under this Agreement.

(a) Referred From JDC. Any dispute, controversy or difference arising from the JDC pursuant to ARTICLE 3 shall be resolved in accordance with Section 3.6.

(b) Arising Between the Parties. Other than any dispute, controversy or difference which may arise from the JDC, any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either Party, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the chief executive officers of each Party (and, if mutually agreed, a member of the Board of Directors of each party). If the matter is not resolved within thirty (30) days following the request for discussions, such matter shall be submitted to arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce (“ICC”)(http://www.iccwbo.org). The decision of the arbitrators shall be final and binding upon the Parties and enforceable in any court of competent jurisdiction, and the Parties expressly exclude any right to appeal from such decision. The location of arbitration will be New York City, State of New York, U.S.A., unless otherwise agreed to in writing by the Parties. The arbitration will be heard and determined by one (1) arbitrator, who will be jointly selected by OV and LP. If, within thirty (30) days following the date upon which a claim is received by the respondent, the Parties cannot agree on a single arbitrator, the arbitration will be heard and determined by three (3) arbitrators, with one arbitrator being appointed by each Party and the third arbitrator being selected by the two Party-appointed arbitrators. If either Party fails to select an arbitrator, or if the Party-appointed arbitrators cannot agree on a third arbitrator within sixty (60) days of the respondent receiving the claim, such arbitrator will be appointed by ICC. The arbitration award shall be accompanied by a reasoned opinion in writing (in English).

Each Party will bear its own costs and expenses (including its attorney’s fees) associated with any arbitration initiated under this Section; provided that the arbitrator may assess against the Party losing the arbitration all of the arbitrator(s)’ and administrative fees associated with the arbitration and the costs and expenses (including reasonable attorney’s fees) of both Parties, unless the arbitrator(s) believes that neither Party is the clear loser, in which case the arbitrator(s) shall, in its/their sole discretion, divide arbitrator(s)’ and administrative fees and the Parties’ costs and expenses between the Parties. The language of the arbitration proceeding will be English.

Oncology Venture-Lantern Pharma Irofulven License.

12.2 Injunctive Relief. Nothing in this ARTICLE 12 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction (pursuant to Section 13.7), including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute if necessary to protect the interests of such Party or to preserve the status quo.

ARTICLE 13

MISCELLANEOUS

13.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including, the Existing Confidentiality Agreement to the extent as set out in Section 10.1. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations pursuant the Existing Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. All Exhibits shall be subject to the terms and conditions of this Agreement. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any Exhibit, the terms of this Agreement shall govern.

13.2 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “Force Majeure” shall mean conditions beyond the control of the Parties, including an act of God (natural disaster), war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, and destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery, provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances and provided further that such condition is not the result of negligence or misconduct by the nonperforming Party.

Oncology Venture-Lantern Pharma Irofulven License.

13.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 13.3, and shall be deemed to have been given for all purposes when received, if hand-delivered or by means of facsimile or other electronic transmission, or one Business Day after being sent by a reputable overnight delivery service.

If to OV:	Oncology Venture A/S
Venlighedsvej 1 DK-2970 Hørsholm Denmark Attention: Dr. Peter Buhl Jensen, M.D. Chief Executive Officer

With a copy to:	Dechert LLP
1775 I Street, NW Washington, D.C. 20006-2401 The United States of America Attention: David E. Schulman, Esq.

And	Plesner Law Firm
Amerika Plads 37 DK-2100 Copenhagen Denmark Attention: Thomas Holst Laursen, Esq.

If to LP:	Lantern Pharma, Inc.
211 N Ervay St, Suite 404 Dallas, TX 75201 The United States of America Attn: Dr. Arunkumar Asaithambi, Ph.D. Chief Executive Officer

With a copy to:	McGuireWoods LLP
2000 McKinney Ave., Suite 1400 Dallas, TX 75201 The United States of America Attention: Darren Collins, Esq.

Oncology Venture-Lantern Pharma Irofulven License.

13.4 No Strict Construction; Headings; Interpretation. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. The definitions of the terms herein apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws herein will be construed as referring to such laws and any rules or regulations promulgated thereunder as from time to time enacted, repealed or amended, (c) any reference herein to any person will be construed to include the person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, except as expressly provided in this Agreement, (f) as applied to a Party, the word “will” shall be construed to have the same meaning and effect as the word “shall,” and (g) all references herein without a reference to any other agreement to Articles, Sections, or Exhibits will be construed to refer to Articles, Sections, and Exhibits of or to this Agreement.

13.5 Assignment and Succession. Except as expressly stated herein, neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to such Party’s Affiliate or to a successor (including Program Acquirer) in connection with the transfer of (a) all or substantially all of the business of such Party relating to this Agreement, and/or (b) in the case of OV, that portion of OV’s business to which this Agreement pertains (including OV’s rights and obligations under this Agreement), whether by way of merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of an assigning Party’s rights and obligations hereunder shall, in writing to the other Party, expressly assume performance of all of the assigning Party’s rights and obligations, see, however, Section 5.3 with regard to OV’s assignment to a Program Acquirer. The LP Technology shall exclude any intellectual property held or developed by a permitted successor of LP prior to the transaction in which it became a successor of such Party. This Agreement shall be binding on, and inure to the benefit of, the respective successors-in-interest of the Parties and any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.5 shall be null, void and of no legal effect.

13.6 Records Retention. Each of LP and OV will maintain complete and accurate records pertaining to its activities under this Agreement, including records pertaining to Development or Commercialization of any Products and reports and information provided to any Governmental Authority or Regulatory Authority, in accordance with Applicable Law. Each of LP and OV will retain such records for a duration prescribed by Applicable Law, but not in any event for less than five (5) years from creation (or longer if a Party is notified, ordered or otherwise required to maintain such records for a longer period in connection with a legal proceeding or government investigation).

Oncology Venture-Lantern Pharma Irofulven License.

13.7 Governing Law; Venue. Subject to the requirements of ARTICLE 12, resolution of any other disputes arising out of or related to this Agreement or the validity, construction, interpretation, enforcement, breach, performance, application or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, USA excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction and without regard to the United Nations Convention on Contracts for the International Sale of Goods. Subject to Section 12.1(b), each of LP and OV hereby consents the exclusive jurisdiction of Federal District Courts in the State of New York, USA.

13.8 No Third Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of the Parties and their successors and permitted assigns and no provision of this Agreement, express or implied, is intended to or will be deemed to confer upon Third Parties any right, benefit, remedy, claim, liability, reimbursement, claim of action or other right of any nature whatsoever under or by reason of this Agreement other than the Parties and, to the extent provided in Sections 9.1 and 9.2, the Indemnified Parties. Without limitation, this Agreement will not be construed so as to grant employees of either party in any country any rights against the other Party pursuant to the laws of such country.

13.9 Performance by Affiliates. Any obligation of OV under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at OV’s sole and exclusive option, either by OV directly or by any Affiliate of OV that OV causes to satisfy, meet or fulfill such obligation, in whole or in part. Any obligation of LP under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at LP’s sole and exclusive option, either by LP directly or by any Affiliate of LP that LP causes to satisfy, meet or fulfill such obligation, in whole or in part. With respect to any particular action, the use of the words “OV will” also means “OV will cause” the particular action to be performed, and the use of the words “LP will” also means “LP will cause” the particular action to be performed. Each of the Parties guarantees the performance of all actions, agreements and obligations to be performed by any Affiliates of such Party under the terms and conditions of this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

13.10 Further Assurances and Actions. Each Party, upon the request of the other Party, without further consideration, will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Oncology Venture-Lantern Pharma Irofulven License.

13.11 Compliance with Applicable Law. Each Party shall comply with all Applicable Laws in the course of performing its obligations or exercising its rights pursuant to this Agreement.

13.12 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

13.13 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

13.14 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

13.15 Counterparts. This Agreement may be executed in one (1) or more counterparts, including by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.16 Conditions Subsequent. Unless satisfactory completion of the following Conditions Subsequent has taken place no later than sixty (60) days following the Effective Date, the individual Party shall be entitle to terminate the Agreement as per Section 11.5:

(a) Execution of any required sub-contractor agreement between OV and MPI for the development and provision by MPI to OV of the DRP Biomarker required for conduct of the Program.

(b) Satisfactory completion by OV of its due diligence on the LP Data Package (and other LP Technology relevant to Irofulven and the conduct of the Program), which due diligence may include on-site inspection, by OV or its designees, of the LP Data Package at LP’s facilities and/or offsite document storage facilities, and discussions with the FDA and/or other Regulatory Authorities as necessary and/or desirable to OV.

(c) LP has obtained and presented to OV an original copy of a written confirmation from AFC to LP and OV, the contents of which having been prepared or pre-approved by OV, according to which (i) LP is not precluded, under a pre-existing and in-force technology license agreement between AFC and LP relating to Irofulven (signed on 15 January 2015), from granting the rights to OV contemplated under this Agreement and (ii) OV’s Development of Product(s) together with DRP Biomarker as a companion diagnostic in the Field is not subject to any assignment of rights to AFC nor will AFC assert such rights. Further, where necessary to ensure continuity of OV’s rights in respect of the intellectual property, including Patent Rights, of AFC granted in sublicense by LP to OV under this Agreement, e.g. in case of LP’s breach of its obligations under the license agreement with AFC, undertakings satisfactory to OV are rendered by AFC to OV in writing. A copy of the written confirmation and such further undertakings from AFC shall be attached as Exhibit F hereto. LP has reviewed the general terms of this Agreement with representatives of AFC and such representatives have indicated that they will accept reasonable concessions in view of the obligations of LP under this Agreement that relate to the AFC license. LP therefore has a good faith belief that AFC will provide the required consent.

Oncology Venture-Lantern Pharma Irofulven License.

(d) LP has obtained and presented to OV an original copy of a written confirmation from AFC to LP according to which LP is not precluded, under a pre-existing and in-force technology license agreement between AFC and LP relating to Irofulven (signed on 15 January 2015), from granting the rights to OV contemplated under this Agreement. LP has reviewed the general terms of this Agreement with representatives of AFC and such representatives have indicated that they will accept reasonable concessions in view of the obligations of LP under this Agreement that relate to the AFC license. LP therefore has a good faith belief that AFC will provide the required consent. A copy of the written confirmation shall be attached as Exhibit G hereto.

The Parties will discuss and coordinate the preparation of the confirmations and undertakings requested to be rendered by AFC as per subsections (c) and (d) above.

Signature Page to Follow

EXECUTION VERSION

CONFIDENTIAL

In Witness Whereof, the Parties have executed this Agreement in duplicate originals by the following signatures of their duly authorized officers as of the Effective Date.

Oncology Venture, A/S		Lantern Pharma, INC.

By:	/s/ Peter Buhl Jensen	By:	/s/ Arunkumar Asaithambi
	Peter Buhl Jensen, M.D., Ph.D.		Arunkumar Asaithambi, Ph.D.
	Chief Executive Officer		Chief Executive Officer

Date:		Date:

By:	By:
Name:	Name:
Title:	Title:

Date:	Date:

Oncology Venture-Lantern Pharma Irofulven License.

EXHIBITS

Exhibit A	Initial Clinical Development Plan

Exhibit B	Biomarker Agreement

Exhibit C	LP Patents

Exhibit D	IP Plan

Exhibit E	Permitted Encumbrances

Exhibit F	Confirmation Letter and, where applicable, undertakings from AFC (re Section 13.16(c))

Exhibit G	Confirmation Letter from AFC (re Section 13.16(d))

EXECUTION VERSION

CONFIDENTIAL

Exhibit A

Initial Clinical Development Plan

[to be appended post-execution]

EXECUTION VERSION

CONFIDENTIAL

Exhibit B

Biomarker Agreement

[OV to append pre-execution]

EXECUTION VERSION

CONFIDENTIAL

Exhibit C

LP Patents

Case Title	Lead Inv	App No	Filing Dt	Pat No
HYDROXYUREA
DERIVATIVES OF				Germany
IROFULVEN WITH HIGH				(DE)
ANTITUMOR ACTIVITY	McMorris, Trevor	6800754.1	08/03/2006	1909783

HYDROXYUREA				Great
DERIVATIVES OF				Britain
IROFULVEN WITH HIGH				(GB)
ANTITUMOR ACTIVITY	McMorris, Trevor	6800754.1	08/03/2006	1909783

HYDROXYUREA
DERIVATIVES OF				France
IROFULVEN WITH HIGH				(FR)
ANTITUMOR ACTIVITY	McMorris, Trevor	6800754.1	08/03/2006	1909783

HYDROXYUREA
DERIVATIVES OF
IROFULVEN WITH HIGH				Japanese
ANTITUMOR ACTIVITY	McMorris, Trevor	2008-525225	08/03/2006	4989648

HYDROXYUREA
DERIVATIVES OF
IROFULVEN WITH HIGH
ANTITUMOR ACTIVITY	McMorris, Trevor	11/997,432	01/31/2008	7,655,695

ANTITUMOR AGENTS	Kelner, Michael	11/600,375	11/16/2006	7,629,380

ANTITUMOR AGENTS	Kelner, Michael	11/151,013	06/13/2005	7,141,603

ANTITUMOR AGENTS	Kelner, Michael	10/013,009	11/05/2001	6,855,696

ANTITUMOR AGENTS	Kelner, Michael	09/641,191	08/17/2000	6,548,679

ANTITUMOR AGENTS	Kelner, Michael	09/386,555	08/31/1999	6,323,181

SYNTHESIS OF NEW
ACYLFULVENE ANALOGS	McMorris, Trevor	11/955,247	12/12/2007	7,713,939

SYNTHESIS OF NEW
ACYLFULVENE ANALOGS	McMorris, Trevor	10/694,533	10/27/2003	6,987,193

SYNTHESIS OF NEW
ACYLFULVENE ANALOGS	McMorris, Trevor	10/134,260	04/29/2002	6,639,105

SYNTHESIS OF NEW
ACYLFULVENE ANALOGS	McMorris, Trevor	09/501,151	02/09/2000	6,380,403

SYNTHESIS OF NEW
ACYLFULVENE ANALOGS	McMorris, Trevor	08/683,687	07/18/1996	5,932,553

EXECUTION VERSION

CONFIDENTIAL

Exhibit D

IP Plan

[to be appended post-execution]

EXECUTION VERSION

CONFIDENTIAL

Exhibit E

Permitted Encumbrances

Assessments and other governmental charges not yet incurred, due or payable under the Internal Revenue Code of 1986, as amended, and other comparable state, local and foreign Applicable Laws.

Oncology Venture-Lantern Pharma Irofulven License.

Exhibit F

Confirmation Letter and, where applicable, undertakings from AFC (re Section 13.16(c))

[to be appended post-execution]

EXECUTION VERSION

CONFIDENTIAL

Exhibit G

Confirmation Letter from AFC (re Section 13.16(d))

[to be appended post-execution]